                                                                     EXHIBIT 2.3

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF DECEMBER 14, 2001

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
ARTICLE 1.   DEFINITIONS.................................................    1
  1.1.       Definitions.................................................    1
ARTICLE 2.   PURCHASE AND SALE; MERGERS..................................    7
  2.1.       Purchased Assets............................................    7
  2.2.       Excluded Assets.............................................    9
  2.3.       Assumed Liabilities and Assumed Commitments.................    9
  2.4.       Excluded Liabilities........................................   10
  2.5.       Mt. Juliet Merger...........................................   11
  2.6.       Phoenix Merger..............................................   11
  2.7.       Effective Time..............................................   11
  2.8.       Effects of the Mergers......................................   11
  2.9.       Certificates of Incorporation and By-Laws...................   11
  2.10.      Directors and Officers......................................   11
  2.11.      Tax Consequences............................................   11
ARTICLE 3.   PURCHASE PRICE..............................................   12
  3.1.       Purchase Price..............................................   12
  3.2.       Determination of Final Balance Sheet........................   12
  3.3.       Payment of Purchase Price and Agreed Adjustment Amounts.....   13
  3.4.       Allocation of Purchase Price and Assumed Liabilities........   14
  3.5.       Confirmation of Assumed Liabilities.........................   14
  3.6.       Payment of Certain Taxes and Expenses.......................   15
  3.7.       Limit on Buyer Obligation...................................   15
ARTICLE 4.   CLOSING.....................................................   16
  4.1.       Closing.....................................................   16
  4.2.       Documents to be Delivered to Buyer..........................   16
  4.3.       Documents to be Delivered to Seller.........................   18
  4.4.       Form of Documents...........................................   19
ARTICLE 5.   REPRESENTATIONS AND WARRANTIES REGARDING SELLER.............   19
  5.1.       Organization; Authority; Agreement Binding..................   19
  5.2.       Organization and Operation of Merged Companies and Phoenix
             of Hendersonville...........................................   19
  5.3.       Ownership Interests and Related Matters.....................   20
  5.4.       Absence of Conflicts........................................   20
  5.5.       No Violation, Litigation or Regulatory Action...............   21
  5.6.       Financial Statements........................................   21
  5.7.       No Undisclosed Liabilities..................................   22
  5.8.       Operations Since December 31, 2000..........................   22
  5.9.       Taxes.......................................................   23
  5.10.      Title to and Condition of Assets............................   24
  5.11.      Real Property...............................................   25
  5.12.      Personal Property...........................................   26
  5.13.      Personal Property Leases....................................   26
  5.14.      Governmental Permits........................................   26

                                                                          PAGE
                                                                          ----
  5.15.      Intellectual Property.......................................   27
  5.16.      Employees and Related Agreements............................   28
  5.17.      Employee Relations..........................................   30
  5.18.      Contracts...................................................   31
  5.19.      Status of Contracts.........................................   32
  5.20.      Environmental Matters.......................................   32
  5.21.      No Advisor..................................................   33
  5.22.      Bank Accounts, Guarantees and Powers........................   33
  5.23.      Insurance...................................................   33
  5.24.      Indebtedness of Insiders....................................   33
  5.25.      Compliance with FCC Requirements............................   33
  5.26.      Books and Records...........................................   34
  5.27.      DBBC's Investment Intent....................................   34
  5.28.      Disclosure..................................................   34
ARTICLE 6.   REPRESENTATIONS AND WARRANTIES OF BUYER.....................   34
  6.1.       Organization of Buyer.......................................   34
  6.2.       Authority of Buyer; Agreement Binding.......................   34
  6.3.       Capitalization..............................................   34
  6.4.       Absence of Buyer Conflicts..................................   35
  6.5.       No Litigation...............................................   35
  6.6.       No Advisor..................................................   35
  6.7.       Disclosure..................................................   35
ARTICLE 7.   ACTION PRIOR TO THE CLOSING DATE............................   35
  7.1.       Investigation of Seller by Buyer............................   35
  7.2.       Preserve Accuracy of Representations and Warranties.........   36
  7.3.       Consents of Third Parties...................................   36
  7.4.       Operations Prior to the Closing Date........................   36
  7.5.       Antitrust Law Compliance....................................   37
  7.6.       FCC Consent and Control of Stations.........................   38
  7.7.       Other Governmental Approvals................................   38
  7.8.       Environmental Audits........................................   38
  7.9.       Shareholder Meeting; SEC Filings............................   39
ARTICLE 8.   CONDITIONS TO CLOSING.......................................   39
  8.1.       Conditions to the Obligations of Buyer......................   39
  8.2.       Conditions to the Obligations of Seller.....................   41
  8.3.       Reimbursement of Expenses...................................   42
ARTICLE 9.   ADDITIONAL AGREEMENT OF THE PARTIES.........................   42
  9.1.       Conveyance and Transfer of Owned Real Property..............   42
  9.2.       Taxes.......................................................   43
  9.3.       Business Employees and Employee Benefit Plans...............   44
  9.4.       Post-Closing Remittances....................................   45
  9.5.       Insurance After Closing.....................................   45
  9.6.       Financial, Sales and FCC Reports............................   45

                                                                           PAGE
                                                                           ----
  9.7.       Public Announcement.........................................   45
  9.8.       Fees of Buyer's Counsel.....................................   46
ARTICLE 10.  TERMINATION.................................................   46
  10.1.      Termination.................................................   46
  10.2.      Notice of Termination.......................................   46
  10.3.      Effect of Termination.......................................   46
ARTICLE 11.  INDEMNIFICATION.............................................   47
  11.1.      Indemnification by Seller...................................   47
  11.2.      Indemnification by Buyer....................................   47
  11.3.      Notice of Claims............................................   48
  11.4.      Third Person Claims.........................................   48
  11.5.      Indemnification Funds.......................................   49
  11.6.      Exclusive Remedy............................................   49
  11.7.      Subrogation.................................................   49
  11.8.      Adjustment to the Purchase Price............................   49
ARTICLE 12.  GENERAL PROVISIONS..........................................   49
  12.1.      Notices.....................................................   49
  12.2.      Confidential Nature of Information..........................   50
  12.3.      Entire Agreement; Amendments................................   50
  12.4.      Successors and Assigns......................................   51
  12.5.      Interpretation..............................................   51
  12.6.      Waivers.....................................................   51
  12.7.      Expenses....................................................   51
  12.8.      Partial Invalidity..........................................   51
  12.9.      Execution in Counterparts...................................   52
  12.10.     Governing Law...............................................   52
  12.11.     Submission to Jurisdiction; Specific Performance............   52
  12.12.     Further Assurances..........................................   52
  12.13.     Access to Records after Closing.............................   52
  12.14.     Survival of Covenants and Agreements........................   52
  12.15.     Actions of Buyer............................................   53

EXHIBITS

A     --   Assumption Agreement
B     --   Escrow Agreement
C     --   Registration Rights Agreement
D     --   Stock Warrant Agreement

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of December, 14, 2001 (the "Agreement") is executed by and among CUMULUS MEDIA INC., a corporation incorporated under the laws of the State of Illinois ("Buyer"); MT. JULIET INC., a corporation incorporated under the laws of the State of Delaware ("MJI"); PHOENIX BROADCASTING INC., a corporation incorporated under the laws of the State of Delaware ("PBI"); PHOENIX COMMUNICATIONS GROUP, INC., a corporation incorporated under the laws of the State of Delaware ("Phoenix"); MT. JULIET BROADCASTING, INC., a corporation incorporated under the laws of the State of Tennessee ("Mt. Juliet"); and DBBC, L.L.C., a limited liability company formed under the laws of the State of Georgia and the sole shareholder of Phoenix and Mt. Juliet ("DBBC" or "Seller").

     WHEREAS, DBBC is engaged in the business of radio broadcasting and presently owns, among other things, (i) the assets of commercial radio broadcast station WRQQ(FM) in Goodlettsville, Tennessee ("WRQQ"), (ii) all of the shares of stock of Mt. Juliet, which owns and operates commercial radio broadcast station WNPL(FM) in Belle Meade, Tennessee ("WNPL"), and (iii) all of the shares of stock of Phoenix;

     WHEREAS, Phoenix presently owns all of the shares of stock of Phoenix of Hendersonville, Inc., a corporation incorporated under the laws of the State of Tennessee ("Phoenix of Hendersonville"), which owns and operates commercial radio broadcast station WQQK(FM) in Hendersonville, Tennessee ("WQQK", and together with WRQQ and WNPL, are collectively referred to as the "Stations");

     WHEREAS, the acquisition of the Stations is subject to the prior approval of the FCC and the other conditions set forth in this Agreement;

     WHEREAS, Buyer, MJI and PBI desire to acquire the Stations (collectively referred to as the "Business") in a series of transactions contemplated by this Agreement, viz. (i) the purchase by Buyer from DBBC of substantially all of the assets and assumption of certain liabilities related to the ownership and operation of WRQQ; and (ii) the merger of Mt. Juliet with and into MJI; and
(iii) the merger of Phoenix with and into PBI, all on the terms and subject to the conditions set forth herein; and

     WHEREAS, DBBC desires to sell to Buyer the assets described in the preceding paragraph, to merge Mt. Juliet with and into MJI, and to merge Phoenix with and into PBI, on the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Buyer and Seller agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "Action" means any claim, action, lawsuit, arbitration, or other judicial, administrative or other legal proceeding or action, whether at law or in equity.

     "Additional Accounting Firm" has the meaning specified in Section 3.2(d).

     "Additional Accounting Firm Adjustments" has the meaning specified in
Section 3.2(d)(ii).

     "Adjustment Escrowed Shares" has the meaning specified in Section 3.3(a).

     "Advertising Agreements" has the meaning specified in Section 2.1(f).

     "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

     "Affiliate Indebtedness" has the meaning specified in Section 2.3(b).

     "Agreed Adjustments" has the meaning specified in Section 3.2(d).

     "Agreed GAAP Exceptions" has the meaning specified in Section 3.2(a).

     "Agreement" has the meaning specified in the first paragraph of this Agreement.

     "Assumed Commitments" has the meaning specified in Section 2.3(c).

     "Assumed Liabilities" has the meaning specified in Section 2.3.

     "Assumption Agreement" means the Assumption Agreement in the form of Exhibit A between Buyer and DBBC.

     "Average Cumulus Stock Price" means the volume weighted average of the closing prices for Cumulus Common Stock on the NASDAQ National Market for the fifteen (15) full trading days ending on the fifth full trading day prior to the Closing Date.

     "Balance Sheet Net Book Value" means Four Million, Six Hundred Fifty Eight Thousand, Six Hundred Twenty Eight and 00/100 United States Dollars (US$4,658,628.00).

     "Bill of Sale and Assignment Agreement" means the Bill of Sale and Assignment in form and substance reasonably acceptable to Seller and Buyer.

     "Business" has the meaning specified on the first page in the fifth paragraph of this Agreement.

     "Business Employees" has the meaning specified in Section 9.3(a).

     "Business Agreements" has the meaning specified in Section 5.19.

     "Buyer" has the meaning specified in the first paragraph on the first page of this Agreement.

     "Buyer Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

     "Buyer Group Member" means Buyer and its Affiliates, directors, officers, employees, agents, attorneys and consultants and their respective successors and assigns.

     "Buyer Proxy Statement" has the meaning specified in Section 7.9.

     "Buyer Shareholders Meeting" has the meaning specified in Section 7.9.

     "Buyer Tax Opinion Certificate" has the meaning specified in Section
4.3(i).

     "Buyer's Accounting Report" has the means specified in Section 3.2(b).

     "Buyer's Audited Closing Date Balance Sheet" has the meaning specified in
Section 3.2(b).

     "Capped Amount" has the meaning specified in Section 3.7.

     "Certificates of Merger" has the meaning specified in Section 2.7.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec.sec. 9601 et seq., any amendments thereto, any state analogs thereto, and any regulations promulgated thereunder.

     "CIT Indebtedness" has the meaning specified in Section 2.3(b).

     "CIT Loan Documents" has the meaning specified in Section 5.18(d).

     "Claim" has the meaning specified in Section 11.3.

     "Claim Notice" has the meaning specified in Section 11.3.

     "Clean Air Act" means the Clean Air Act, 42 U.S.C. sec. 7401 et seq., any amendments thereto, including the Clean Air Act Amendments of 1990, any state analogs thereto, and any regulations promulgated thereunder.

     "Clean Water Act" means the Federal Water Pollution Control Act, 33 U.S.C sec.sec. 1251 et seq., any amendments thereto, any state analogs thereto, and any regulations promulgated thereunder.

     "Closing" has the meaning specified in Section 4.1(a).

     "Closing Date" has the meaning specified in Section 4.1(a).

     "COBRA Obligations" has the meaning specified in Section 9.3(f).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" has the meaning specified in Section 12.2.

     "Contaminant" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste and any material the exposure to, presence, use, generation, treatment, storage, release, disposal, handling, clean-up or remediation of which is regulated by any Environmental Law.

     "Contracts" has the meaning specified in Section 2.1(g).

     "Controlled Group" has the meaning specified in Section 5.16(b).

     "Court Order" means any judgment, order, award or decree of any federal, state, local or other court or tribunal and any award in any arbitration proceeding.

     "Cumulus Common Stock" means each share of Class A Common Stock, $.01 par value per share, of Buyer.

     "December 31, 2000 Balance Sheet" has the meaning specified in Section 5.6(a).

     "Delaware Secretary" has the meaning specified in Section 2.7.

     "DBBC" has the meaning specified in the first paragraph on the first page of this Agreement.

     "DGCL" has the meaning specified in Section 2.5.

     "Dickey Brothers" has the meaning specified in Section 5.3.

     "Disclosure Schedule" means any of the Schedules to Article 5 of this Agreement.

     "DSMO" has the meaning specified in Section 3.6(a).

     "Effective Time" has the meaning specified in Section 2.7.

     "EEOC" has the meaning specified in Section 5.5(e).

     "Employee Plan" has the meaning specified in Section 5.16(b).

     "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant, assessment, imperfection, exception or other restriction of any kind, but excluding any matter which has been or will be insured over by Buyer's title insurance company.

     "Environmental Audits" has the meaning specified in Section 7.8.

     "Environmental Encumbrance" means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the indoor or outdoor environment.

     "Environmental Law" means all Requirements of Law derived from or relating to all foreign, federal, state and local laws or regulations relating to or addressing protection of human health or the environment, including but not limited to common law, CERCLA, Clean Air Act, Clean Water Act, EPCRA, OSHA, RCRA, NEPA and TSCA and any state analogs thereto, and any applicable foreign or international laws, regulations, policies or treaties.

     "EPCRA" means the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. sec.sec. 11001 et seq., any amendments thereto, any state analogs thereto, and any regulations promulgated thereunder.

     "ERISA" has the meaning specified in Section 5.16(b).

     "Escrow Account" has the meaning specified in Section 3.3(a).

     "Escrow Agent" has the meaning specified in Section 3.3(a).

     "Escrow Agreement" has the meaning specified in Section 3.3(a).

     "Escrowed Shares" has the meaning specified in Section 3.3(a).

     "Estimated Assumed Liabilities Balance Sheet" has the meaning specified in
Section 2.3.

     "Excluded Assets" has the meaning specified in Section 2.2.

     "Excluded Liabilities" has the meaning specified in Section 2.4.

     "Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and the reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals, costs or expenses associated with activities of employees necessitated by such Action (excluding indirect or overhead costs or expenses associated with such employees)).

     "FCC" means the Federal Communications Commission.

     "FCC Consent" means action by the FCC granting its consent to the assignment or transfer of control of the FCC Licenses from Seller to Buyer.

     "FCC Licenses" means all licenses, construction permits and authorizations issued by the FCC and used or usable for the operation of the Stations.

     "Final Balance Sheet" has the meaning specified in Section 3.2(c).

     "Final Net Book Value" means the total assets of the Business less the total liabilities of the Business as determined in accordance with GAAP, in each case as set forth in the Final Balance Sheet.

     "Final Order" means an FCC Consent, with respect to which no action, request for stay, petition for rehearing or reconsideration, appeal or review by the FCC on its own motion is pending and as to which the time for filing or initiation of any such request, petition, appeal or review has expired.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Body" means any, federal, state, local or other governmental authority, agency, commission, administrative body or regulatory body.

     "Governmental Permits" has the meaning specified in Section 5.14(a).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "IRS" means the Internal Revenue Service.

     "Improvements" has the meaning specified in Section 5.11(e).

     "Indemnified Party" has the meaning specified in Section 11.3.

     "Indemnitor" has the meaning specified in Section 11.3.

     "Indemnity Obligation Escrowed Shares" has the meaning specified in Section 3.3(a).

     "Intellectual Property" has the meaning specified in Section 2.1(d).

     "IRS" means the Internal Revenue Service.

     "Knowledge of Seller" (or similar phrases) means matters known to any of the officers and directors of the Seller, the Merged Companies or Phoenix of Hendersonville, Lewis Dickey, David Dickey, John Dickey, Michael Dickey, after due inquiry.

     "Kraft" has the meaning specified in Section 3.6(a).

     "Leased Real Property" has the meaning specified in Section 5.11(b).

     "Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, assessments, penalties, damages, expenses, deficiencies or other charges actually and reasonably incurred, but shall not include consequential or incidental damages.

     "Material Adverse Effect" means a material adverse effect on (i) the assets, consolidated results of operations or consolidated financial position of the Business as a whole, or (ii) the value or condition of the Business taken as a whole, or (iii) the availability of assets necessary to operate the Business as a whole, in each case, other than by reason of one or more events, circumstances, changes, developments, impairments or conditions that adversely affect the radio broadcasting industry generally or any change in a Requirement of Law or accounting principles.

     "Maximum Assumed DBBC Liability Amount" means Twenty-one Million United States Dollars (US$21,000,000), minus the Subsidiary Company Liabilities.

     "Mergers" has the meaning specified in Section 2.6.

     "Merged Company(ies)" means has the meaning specified in Section 2.6.

     "Merged Company Tax Opinion Certificate" has the meaning specified in
Section 4.2(ee).

     "Mid-TN Indebtedness" has the meaning specified in Section 2.3(b).

     "MJI" has the meaning specified in the first paragraph of this Agreement.

     "Mt. Juliet" has the meaning specified in the first paragraph of this Agreement.

     "Mt. Juliet Merger" has the meaning specified in Section 2.5.

     "Negative Adjustment Amount" has the meaning specified in Section 3.1(c).

     "NEPA" means the National Environmental Policy Act, any amendments thereto, any state analogs thereto, and any regulations promulgated thereunder.

     "Objection Period" has the meaning specified in Section 3.2(c).

     "October 31, 2001 Balance Sheet" has the meaning specified in Section
5.6(a).

     "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. sec.sec. 651 et seq., any amendments thereto, any state analogs thereto, and any regulations promulgated thereunder.

     "Owned Real Property" has the meaning specified in Section 5.11(a).

     "Owned Real Property Permitted Encumbrances" means the Encumbrances specifically set forth on Schedule 1.1(A) hereto.

     "PBGC" has the meaning specified in Section 5.16(i).

     "PBI" has the meaning specified in the first paragraph of this Agreement.

     "Pension Plan" has the meaning specified in Section 5.16(b).

     "Permitted Encumbrances" means the Encumbrances specifically set forth on
Schedule 1.1(B) hereto.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

     "Phoenix" has the meaning specified in the first paragraph on the first page of this Agreement.

     "Phoenix of Hendersonville" has the meaning specified in the third paragraph on the first page of this Agreement.

     "Phoenix Merger" has the meaning specified in Section 2.6.

     "Positive Adjustment Amount" has the meaning specified in Section 3.1(b).

     "Preliminary Balance Sheet" has the meaning specified in Section 3.2(a).

     "Purchase Price" has the meaning specified in Section 3.1(a).

     "Purchased Assets" has the meaning specified in Section 2.1.

     "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C sec.sec. 6901 et seq., any amendments thereto, any state analogs thereto, and any regulations promulgated thereunder.

     "Real Property" has the meaning specified in Section 5.11(b).

     "Receivables" has the meaning specified in Section 2.1(c).

     "Records" means files and records, including schematics, technical information and engineering data, programming information, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, files and literature, and FCC logs, files and records and other written materials of Seller relating to the Business.

     "Registration Rights Agreement" has the meaning specified in Section
4.3(g).

     "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the environment or into, on or out of any real property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or any real property.

     "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or
(iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

     "Requirements of Law" means any federal, state or local laws, statutes, regulations, rules, rulings, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or court.

     "Resolution Period" has the meaning specified in Section 3.2(d).

     "Rules and Regulations" means the rules of the FCC as set forth in Title 47 of the Code of Federal Regulations and all policies of the FCC.

     "SEC" has the meaning specified in Section 7.9.

     "Seller" has the meaning specified in the first paragraph of this Agreement.

     "Seller Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

     "Seller Financial Statements" has the meaning specified in Section 5.6(a).

     "Seller Group Member" means Seller and its attorneys, consultants, members, and permitted assigns.

     "Seller Tax Opinion Certificate" has the meaning specified in Section 4.2(ff).

     "Stations" has the meaning specified in the third paragraph on the first page of this Agreement.

     "Stock Warrant Agreement" has the meaning specified in Section 4.3(h).

     "Straddle Period" means any taxable year or period beginning before the Closing and ending after the Closing.

     "Subsidiary Company Liabilities" shall mean the liabilities of Mt. Juliet, Phoenix, and Phoenix of Hendersonville as of the Closing Date as reflected on the Final Balance Sheet.

     "Surveys" has the meaning specified in Section 9.1(a).

     "Surviving Corporations" has the meaning specified in Section 2.6.

     "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, license, franchise, employment, payroll, withholding or minimum tax, ad valorem, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or fine, addition to tax or additional amount imposed by any Governmental Body.

     "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

     "TBCA" has the meaning specified in Section 2.5.

     "Tennessee Secretary" has the meaning specified in Section 2.7.

     "Transaction Costs" has the meaning specified in Section 3.6(a).

     "Transaction Taxes" has the meaning specified in Section 3.6(b).

     "Treasury Regulations" means the regulations promulgated under the Code as in effect on the Closing Date.

     "TSCA" means The Toxic Substance Control Act of 1976, 15 U.S.C.
sec.sec. 2601 et seq., any amendments thereto, any state analogs thereto, and any regulations promulgated thereunder.

     "Undisclosed Liabilities" has the meaning specified in Section 5.7.

     "Warrant" shall be a warrant granted by Buyer to Seller for 250,000 shares of Cumulus Common Stock, exercisable at any time from the Closing Date to the date falling six (6) months after the Closing Date at $12.00 per share.

     "Welfare Plan" has the meaning specified in Section 5.16(b).

     "WNPL" has the meaning specified on the first page in the second paragraph of this Agreement.

     "WRQQ" has the meaning specified on the first page in the second paragraph of this Agreement.

     "WQQK" has the meaning specified on the first page in the third paragraph of this Agreement.

                                   ARTICLE 2

                           PURCHASE AND SALE; MERGERS

     2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, DBBC shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from DBBC, free and clear of all Encumbrances (except for Permitted Encumbrances and Owned Real Property Encumbrances), all of the assets and properties of DBBC of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used or usable in the operation of WRQQ, but excluding the Excluded Assets (herein collectively called the "Purchased Assets"). The Purchased Assets shall include, without limitation, all of DBBC's right, title and interest in and to:

     (a) Real Property. All Real Property and interests therein, including all land, office facilities and other improvements and fixtures attached to said Real Property and including specifically but without limitation all interest in the Leased Real Property described in Schedule 5.11(B).

     (b) Tangible Personal Property. All equipment, parts, supplies, furniture, fixtures, motor vehicles and other tangible personal property of every kind and description now or hereafter owned, leased or held by DBBC and used or useful in the operation of WRQQ, including but not limited to the transmitting towers and other improvements and fixtures (except to the extent they are deemed real property, in which event the same shall constitute part of the Real Property), transmission equipment and studio equipment of WRQQ, together with such modifications, replacements, improvements and additional items, and subject to such deletions therefrom, made or acquired between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement, including specifically but without limitation those items listed and described in Schedule 5.12 and Schedule 5.13.

     (c) Receivables. All accounts receivable of WRQQ as the same may exist on the Closing Date (the "Receivables").

     (d) Proprietary Rights. All goodwill, patents, patent applications, patent disclosures and inventions; slogans, promotions, jingles, trademarks, service marks, trade dress, trade names, corporate names, domain names and the goodwill associated therewith, as well as any applications to register any of the foregoing; copyrights and copyright registrations; trade secrets, know-how and confidential business information, computer software, data or documentation, and other proprietary rights or any licenses to and from any Person with respect to any of the foregoing developed by or for DBBC or employed by or utilized in the conduct of WRQQ, WQQK and WNPL; all of the rights of DBBC in and to the call letters "WRQQ", "WQQK" and "WNPL"; all programming concepts developed by DBBC or its employees, whether presently being broadcast or not; all other ideas, designs, processes or other characteristics relating to any inter or intranet web site of DBBC or WRQQ; and all other proprietary information and rights employed by or utilized in the conduct of WRQQ, including without limitation, those items listed on Schedule 5.15(A) (the "Intellectual Property").

     (e) FCC Licenses and Governmental Permits. The FCC Licenses and Governmental Permits, including without limitation those listed on Schedule 5.14(A) (including any renewals, extensions, amendments or modifications thereof or applications therefor) now held by DBBC or hereafter obtained by DBBC between the date hereof and the Closing Date, to the extent such FCC Licenses and Governmental Permits pertain to or are used or held for use in the operation of the Business.

     (f) Advertising Agreements. Agreements for the sale of time on WRQQ entered into in the ordinary course of business and consistent with WRQQ's past pricing policies and other practices existing on the date hereof, and those made or entered into between the date of this Agreement and the Closing Date in accordance with the terms and provisions of this Agreement ("Advertising Agreements").

     (g) Other Station Agreements. All agreements listed on Schedule 5.18(A) and all agreements relating to the operation of WRQQ (other than Advertising Agreements); any renewals, extensions, amendments or modifications of any such agreements which are made in the ordinary course of business by DBBC consistent with DBBC's past practices and in accordance with the terms and provisions of this Agreement; and any additional agreement (including any renewals, extensions, amendments or modifications thereof), other than for the sale of time on WRQQ, which is made or entered into between the date of this Agreement and the Closing Date in accordance with the terms and provisions of this Agreement (collectively, "Contracts"), and, to the extent transferable, all of DBBC's rights and manufacturers' and vendors' warranties relating to items included in the Purchased Assets and all similar rights against third parties relating to items included in the Purchased Assets.

     (h) Public Inspection File. Complete sets of all documents required to be maintained in WRQQ's public inspection file pursuant to the Rules and Regulations.

     (i) Station Logs and Business Records. The operating and maintenance logs of WRQQ, and any program logs that may be retained in accordance with DBBC's usual practice, together with such copies of such files and records pertaining to the operation of WRQQ as currently exist, including advertiser lists, advertising studies, consulting reports, sales correspondence, promotional materials, credit and sales reports, advertising agreements and all other agreements to be assigned under the terms of this Agreement, programming information and studies, engineering studies or reports, technical information, engineering data, and any records required to be maintained by the FCC or related to the FCC Licenses.

     (j) Insurance Policies. All insurance policies and claims thereunder pertaining to WRQQ, except to the extent the same insure liabilities and obligations included in Excluded Liabilities.

     (k) Cash. All cash, cash equivalents, bank accounts, certificates of deposit, investment securities, commercial paper and any other marketable securities or similar investments of DBBC pertaining to WRQQ;

     (l) Certain Rights of DBBC. All claims, rights and causes of action of DBBC against third Persons pertaining to WRQQ, including claims, rights and causes of action against third Persons arising under warranties from vendors and others.

     (m) Other Assets. All other assets of DBBC pertaining to WRQQ, except for Excluded Assets, whether real, personal, tangible, intangible or mixed, including books, records and files (including all personnel files), any prepaid expenses, and any utility deposits, all except as specifically excluded in
Section 2.2.

     2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

     (a) All corporate minute books and limited liability interest transfer books of DBBC.

     (b) All refunds of any Taxes paid with respect to periods ending on or before the Closing Date, and all claims therefor.

     (c) All agreements and all claims, rights and causes of action relating to Excluded Assets including, without limitation, claims for Tax refunds and refunds of fees paid to the FCC, or relating to liabilities and obligations not included in Assumed Liabilities.

     (d) All Governmental Permits not lawfully transferable or assignable.

     (e) All rights of DBBC under this Agreement.

     (f) DBBC's ownership interest in 1259.6 Class A units of CML Holdings, LLC.

     2.3.  Assumed Liabilities and Assumed Commitments.

     (a) Prior to the Closing Date, Seller shall deliver to Buyer an unaudited consolidated balance sheet of DBBC dated as of a date not more than five (5) days prior to the Closing Date (the "Estimated Assumed Liabilities Balance Sheet"). The Estimated Assumed Liabilities Balance Sheet shall fairly present the assets and liabilities of DBBC as of the date thereof. On the Closing Date, Buyer shall deliver to DBBC the Assumption Agreement, pursuant to which (subject to the adjustment contemplated by Section 3.5 hereof and subject to Section 2.3(b)) Buyer shall assume and agree to discharge only the liabilities of DBBC that (i) have been incurred as of the Closing Date in the ordinary course of business consistent with past practice, and (ii) are reflected on the Estimated Assumed Liabilities Balance Sheet (the "Assumed Liabilities"). The Assumed Liabilities shall be subject to confirmation in connection with the preparation of the Final Balance Sheet, as contemplated by Section 3.5 hereof. Buyer will assume the Assumed Liabilities in accordance with their respective terms and subject to the respective conditions thereof.

     (b) The Buyer shall pay the following liabilities of Seller at the Closing by wire transfer of immediately available funds: (i) the Loan and Security Agreement dated December 31, 1997, as amended, to The CIT Group/Equipment Financing, Inc. (the "CIT Indebtedness"); (ii) the promissory notes in favor of John Heidelberg, Ronald T. Bledsoe, Charles W. Bone, Michael Norton, William E. Benns, III, D. Whit Adamson and Eleanor T. Mead (the "Mid-TN Indebtedness"); and (iii) the promissory notes in favor of Dickey Broadcasting Company, Stratford Research Company, Inc. and Michael Dickey (the "Affiliate Indebtedness"). The CIT Indebtedness, the Mid-TN Indebtedness and the Affiliate Indebtedness shall be deemed to be Assumed Liabilities for purposes of (i) the preparation of the Preliminary Balance Sheet, the Buyer's Audited Closing Date Balance Sheet, and the Final Balance Sheet, and (ii) Section 3.7 hereof; provided, however, that Buyer shall not assume such liabilities. The CIT Indebtedness does not include any indebtedness that may be incurred by the Seller in connection with the purchase of real property contemplated by Section 2.3(c), and such indebtedness that may be incurred by the Seller in connection with the purchase of real property shall not be deemed to be part of the Assumed Liabilities.

     (c) In addition to the Assumed Liabilities, Buyer will assume and agree to perform the Contracts, the Advertising Agreements, and will agree to pay indebtedness incurred in connection with Seller's exercise of an option to purchase certain real property located at 10 Music Circle, Nashville, Tennessee pursuant to a purchase option set forth in a lease agreement between Seller and Partners on the Row, L.L.C. dated June 16, 2000 (collectively, the "Assumed Commitments"); provided, however, that (i) any liabilities incurred by Seller under the Contracts or Advertising Agreements prior to the Closing Date will be reflected on the Final Balance Sheet, and (ii) the Buyer's obligation to pay indebtedness incurred in connection with the exercise of the real estate purchase option shall not exceed US$1,750,000, consisting of a purchase price of US$1,600,000 and actual transaction costs associated with the purchase not exceeding US$150,000.

     (d) Except as expressly set forth in this Section 2.3, in no event shall Buyer assume any other liabilities of Seller whatsoever.

     2.4. Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of DBBC, direct or indirect, known or unknown, absolute or contingent, not expressly included in the Assumed Liabilities and Assumed Commitments (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities"). Without limiting the foregoing, each of the following shall be Excluded Liabilities for purposes of this Agreement:

     (a) Liabilities in respect of suits, claims, proceedings or investigations described in Schedule 5.5.

     (b) Liabilities and obligations incurred under or imposed by any Environmental Law, relating to, associated with or arising out of (i) the occupancy, operation, use or control of any of the Real Property or any real property formerly owned, occupied, operated, used or otherwise controlled by DBBC or its predecessors on or prior to the Closing Date, or (ii) the operation of WRQQ on or prior to the Closing Date.

     (c) Except as provided in Section 9.3(f), debts, obligations or liabilities, whether absolute, accrued, contingent or otherwise, relating to any plan or arrangement under which benefits are provided to employees of Seller, the Merged Companies or Phoenix of Hendersonville, including but not limited to, any Employee Plan; and, except as provided in Section 9.3(d), any debts, obligations, claims or liabilities with respect to wages, overtime pay, fees, expense reimbursements, vacation pay, commissions, bonuses and any other payments whatsoever based on services provided by any employee or independent contractor to Seller, the Merged Companies or Phoenix of Hendersonville prior to the Closing Date.

     (d) Any Taxes levied against Seller, the Merged Companies or Phoenix of Hendersonville or for which Seller, the Merged Companies or Phoenix of Hendersonville are liable for any period or portion thereof ending on or prior to the Closing Date or for any period or portion thereof beginning subsequent to the Closing Date but relating to operations and activities of Seller, the Merged Companies or Phoenix of Hendersonville prior to Closing, but only insofar as such Taxes have not been reflected or reserved against in Seller Financial Statements (as defined in Section 5.6(a)); provided, however, that this Section 2.4(d) is not intended to limit Buyer's agreement to pay to the members of DBBC the amount of certain taxes as contemplated by Section 3.6(b) hereof.

     (e) Undisclosed Liabilities.

     (f) Liabilities or obligations in respect of any Excluded Assets.

     (g) Any liabilities otherwise categorized as Assumed Liabilities under
Section 2.3 hereof that are deemed to be Excluded Liabilities pursuant to the terms of Section 3.5.

     (h) Any liabilities of, pertaining to, or arising from, Phoenix of Nashville, Inc. or from Phoenix's ownership or disposition thereof.

     2.5. Mt. Juliet Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Tennessee Business Corporation Act ("TBCA") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Mt. Juliet shall merge by statutory merger with and into MJI (the "Mt. Juliet Merger"). MJI shall be the surviving corporation in the Mt. Juliet Merger and shall continue its corporate existence under the laws of the State of Delaware under the name "Mt. Juliet Inc." Upon consummation of the Mt. Juliet Merger, the separate corporate existence of Mt. Juliet shall terminate.

     2.6. Phoenix Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Phoenix shall merge by statutory merger with and into PBI (the "Phoenix Merger"). PBI shall be the surviving corporation in the Phoenix Merger and shall continue its corporate existence under the laws of the State of Delaware under the name "Phoenix Broadcasting Inc." Upon consummation of the Phoenix Merger, the separate corporate existence of Phoenix shall terminate. Mt. Juliet and Phoenix are sometimes collectively referred to herein as the "Merged Companies". The Mt. Juliet Merger and the Phoenix Merger are sometimes collectively referred to herein as the "Mergers". MJI and PBI are sometimes collectively referred to as the "Surviving Corporations."

     2.7. Effective Time. On the Closing Date, the parties shall cause (a) certificates of merger (the "Certificates of Merger") in respect of the Mergers to be properly executed and filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") as provided in Section 252 of the DGCL, and
(b) a certified copy of the Certificates of Merger to be properly filed with the Secretary of State of the State of Tennessee (the "Tennessee Secretary") and the Delaware Secretary as provided in Section 48-21-107 of the TBCA and in Section 252 of the DGCL as soon as practicable after the filing of the Certificates of Merger (but in no event longer than six (6) months after the Closing Date). The Mergers shall become effective upon the filing of the Certificates of Merger with the Delaware Secretary, or at such later time as may be mutually agreed to by the parties and specified in the Certificate of Merger (the time that the Mergers become effective is referred to as the "Effective Time").

     2.8. Effects of the Mergers. At and after the Effective Time, the Mergers shall have the effects set forth in the DGCL and the TBCA and this Agreement.

     2.9. Certificates of Incorporation and By-Laws. At the Effective Time, the certificates of incorporation and by-laws of MJI and PBI shall be the certificate of incorporation and by-laws of the Surviving Corporations until thereafter amended in accordance with the certificates of incorporation, the by-laws and applicable law.

     2.10. Directors and Officers. The respective directors and officers of MJI and PBI immediately prior to the Effective Time shall continue as the respective officers and directors of the Surviving Corporations, unless and until thereafter changed in accordance with the DGCL and the Surviving Corporations' respective certificates of incorporation and by-laws.

     2.11. Tax Consequences. The parties intend that the Mergers shall each constitute a reorganization within the meaning of Section 368(a)(2)(D) of the Code and that this Agreement shall constitute a "plan of reorganization" within the meanings of sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. In addition, the parties agree that they will prepare or cause to be prepared all Tax Returns or other governmental filings and reports and applicable books and records in a manner consistent with such intent, unless otherwise required by law.

                                   ARTICLE 3

                                 PURCHASE PRICE

     3.1.  Purchase Price.

     (a) The consideration payable as provided herein for the Purchased Assets and in respect of the Mergers (the "Purchase Price") shall be Five Million, Two Hundred Fifty Thousand (5,250,000) shares of Cumulus Common Stock, plus the Assumed Liabilities, plus the Warrant, plus the Positive Adjustment Amount or minus the Negative Adjustment Amount, as the case may be.

     (b) If the Final Net Book Value is greater than the Balance Sheet Net Book Value, the "Positive Adjustment Amount" shall be equal to the amount of such excess, provided, however, that if such excess is Five Hundred Thousand United States Dollars (US$500,000) or less, then the Positive Adjustment Amount shall be zero.

     (c) If the Balance Sheet Net Book Value is greater than the Final Net Book Value (as set forth on the Final Balance Sheet), the "Negative Adjustment Amount" shall be equal to the amount of such excess, provided, however, that if such excess is Five Hundred Thousand United States Dollars (US$500,000) or less, then the Negative Adjustment Amount shall be zero.

     3.2.  Determination of Final Balance Sheet.

     (a) As promptly as practicable following the Closing Date (but not later than thirty (30) days after the Closing Date), Seller shall prepare a consolidated balance sheet as of the Closing Date setting forth in reasonable detail the total assets and total liabilities of the Business (the "Preliminary Balance Sheet"), and deliver same to Buyer and Buyer's accountant (who shall not have been retained by DBBC in connection with the transactions contemplated hereby). The Preliminary Balance Sheet shall be prepared in accordance with GAAP and in accordance with past practices, provided, however, that the parties acknowledge and agree that for purposes of determining certain values as set forth on the Preliminary Balance Sheet (i) the amount of depreciation expense on property, building and equipment which relates to the period from October 31, 2001 through the Closing Date will not be reflected, (ii) the amount of amortization expense on broadcast licenses which relates to the period from October 31, 2001 through the Closing Date will not be reflected, (iii) the amount of amortization expense on debt issuance costs which relates to the period from October 31, 2001 through the Closing Date will not be reflected,
(iv) the amount of Transaction Costs incurred and paid for by Seller prior to the Closing Date will be reflected as an asset, and (v) any liability of Seller that is paid by Buyer at the Closing pursuant to Section 2.3(b) will be reflected as a liability on the Preliminary Balance Sheet. The foregoing exceptions from GAAP are sometimes referred to herein as the "Agreed GAAP Exceptions."

     (b) Promptly following delivery of the Preliminary Balance Sheet to Buyer and its accountant, Buyer shall cause its accountant to conduct a special audit of the Preliminary Balance Sheet, which special audit shall be completed on or before the date falling ninety (90) days after delivery of the Preliminary Balance Sheet to Buyer and its accountant. Upon completion of the special audit, and upon having made any necessary adjustments to the Preliminary Balance Sheet to cause it to be prepared in a manner consistent with the accounting policies used in the December 31, 2000 Balance Sheet, Buyer shall cause its accountant to deliver to DBBC:

          An audit report stating (without qualification as to GAAP) that, in Buyer's accountant's opinion, the Preliminary Balance Sheet has been prepared in accordance with GAAP consistently applied except as to the Agreed GAAP Exceptions (such summary and audit report are herein referred to as the "Buyer's Accounting Report").

The Preliminary Balance Sheet, as so determined, is herein referred to as the "Buyer's Audited Closing Date Balance Sheet" for purposes of this Agreement.

     (c) Promptly following receipt of the Buyer's Accounting Report, Seller may review the same and, within sixty (60) days after the date of such receipt by Seller (the "Objection Period"), Seller may deliver to Buyer a certificate setting forth Seller's objections to the Buyer's Audited Closing Date Balance Sheet as set forth in the Buyer's Accounting Report, together with a summary of the reasons therefor and calculations which, in Seller's view, are necessary to eliminate such objections. In the event Seller does not so object within the Objection Period, the Buyer's Audited Closing Date Balance Sheet set forth in the Buyer's Accounting Report shall be final and binding as the "Final Balance Sheet" for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

     (d) In the event Seller objects within the Objection Period, then within thirty (30) days following Seller's delivery to Buyer of the certificate referenced in Section 3.2(c) (the "Resolution Period"), DBBC and Buyer shall use their reasonable efforts to resolve by written agreement (the "Agreed Adjustments") Seller's objections as to the Buyer's Audited Closing Date Balance Sheet. In the event that DBBC and Buyer so resolve any such objections, the Buyer's Audited Closing Date Balance Sheet set forth in the Buyer's Accounting Report shall be adjusted by the Agreed Adjustments and, if all such objections have been resolved by Agreed Adjustments, the Buyer's Audited Closing Date Balance Sheet set forth in the Buyer's Accounting Report, as adjusted by the Agreed Adjustments, shall be final and binding as the Final Balance Sheet for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement. In the event any objections raised by Seller are not resolved by Agreed Adjustments during the Resolution Period, then within five (5) days following the end of the Resolution Period DBBC and Buyer shall jointly select a national accounting firm acceptable to both DBBC and Buyer (or if they cannot agree on such selection, a national accounting firm will be selected by lot from the following firms: Andersen LLP, PricewaterhouseCoopers, Ernst & Young LLP and Deloitte & Touche (the "Additional Accounting Firm") and jointly direct such firm to review and resolve any remaining objections as to which Buyer and DBBC have not reached Agreed Adjustments. The procedures to be employed by the Additional Accounting Firm in resolving any such remaining objections shall be mutually agreed upon by Buyer and DBBC. Buyer and DBBC shall jointly direct the Additional Accounting Firm to deliver, within sixty (60) days following the end of the Resolution Period, written notice to each of Buyer and DBBC setting forth its determination of:

          (i) Such remaining objections; and

          (ii) The adjustments to the Buyer's Audited Closing Date Balance Sheet (the "Additional Accounting Firm Adjustments").

The Buyer's Audited Closing Date Balance Sheet as so determined but after giving effect to the Agreed Adjustments and to the Additional Accounting Firm Adjustments shall be final and binding as the Final Balance Sheet for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

     (e) The Preliminary Balance Sheet, the Buyer's Audited Closing Date Balance Sheet, and the Final Balance Sheet shall each present the assets and liabilities of DBBC and the subsidiaries on a consolidated and consolidating basis.

     (f) The parties hereto shall make available to Seller's accountant and, if applicable, the Additional Accounting Firm, without further indemnification or undertakings, such books, records and other information (including work papers) as such firms may reasonably request to audit or review the Buyer's Accounting Report. The fees and expenses of the Additional Accounting Firm, if any, shall be borne by Buyer.

     3.3. Payment of Purchase Price and Agreed Adjustment Amounts. The Buyer shall pay the Purchase Price as follows:

     (a) The Buyer shall pay that portion of the Purchase Price to be paid in Cumulus Common Stock by issuing Five Million Two Hundred Fifty Thousand (5,250,000) shares of Cumulus Common Stock. The shares described in the preceding sentence shall be issued to Seller as follows: (i) 5,250,000 shares of Cumulus Common Stock, less the Indemnity Escrowed Shares (as defined below) and the Adjustment Escrowed Shares (as defined below) shall be issued to Seller on the Closing Date; and (ii) the Indemnity

Escrowed Shares and the Adjustment Escrowed Shares shall be deposited into an escrow account ("Escrow Account") established pursuant to an Escrow Agreement among Buyer, DBBC and Sun Trust Bank, as escrow agent (the "Escrow Agent"), in the form attached hereto as Exhibit B (the "Escrow Agreement"). The Cumulus Common Stock placed into the Escrow Account (the "Escrowed Shares") will be distributed pursuant to the terms and conditions of the Escrow Agreement, which will provide, among other terms, that (i) the number of shares of Cumulus Common Stock priced at Average Cumulus Stock Price representing ten percent (10%) of total value of the Purchase Price (the "Indemnity Obligation Escrowed Shares") will be held to support DBBC's indemnity obligations as provided in Article 11 hereof, and (ii) the number of shares of Cumulus Common Stock priced at the Average Cumulus Stock Price representing one hundred fifty percent (150%) of the total value of the estimated Negative Adjustment Amount, if any, calculated by comparing the Estimated Assumed Liabilities Balance Sheet and the October 31, 2001 Balance Sheet (giving effect to the US$500,000 collar contemplated by Section 3.1), but not fewer than ten thousand (10,000) shares (the "Adjustment Escrowed Shares") will be distributed to DBBC or to Buyer, as the case may be, upon determination of the Positive Adjustment Amount or the Negative Adjustment Amount as provided herein.

     (b) In the event there is a Positive Adjustment Amount calculated pursuant hereto, the Escrow Agent shall distribute to DBBC the Adjustment Escrowed Shares, and Buyer shall issue to Seller an additional number of shares of Cumulus Common Stock equal in value (valued at the Average Cumulus Stock Price) to the Positive Adjustment Amount.

     (c) In the event there is a Negative Adjustment Amount calculated pursuant hereto, the Escrow Agent shall distribute (i) to Buyer, that number of Adjustment Escrowed Shares calculated by dividing the Negative Adjustment Amount by the Average Cumulus Stock Price, and (ii) to Seller, the balance, if any, of the Adjustment Escrowed Shares. If the value of the Adjustment Escrowed Shares (valued at the Average Cumulus Stock Price) is less than the Negative Adjustment Amount, then all of the Adjustment Escrowed Shares shall be distributed to Buyer, and the remaining shortfall in the Negative Adjustment Amount shall be paid immediately by Seller to Buyer in cash or Cumulus Common Stock (valued at the Average Cumulus Stock Price).

     3.4.  Allocation of Purchase Price and Assumed Liabilities.

     (a) The amount of money denominated in United States Dollars represented by Five Million, Two Hundred Fifty Thousand (5,250,000) shares of Cumulus Common Stock valued at the Average Cumulus Stock Price, the value of the Assumed Liabilities and the value of the Warrant (as determined by Houlihan, Lokey, Howard & Zukin in connection with the preparation of its fairness opinion to be issued in connection with the transactions contemplated hereby) shall be allocated among the Purchased Assets and as consideration in exchange for the stock of the Merged Companies as set forth on Schedule 3.4(A) attached hereto. The parties agree that the consideration paid for the Purchased Assets as set forth in Schedule 3.4(A) shall be composed first of the Assumed Liabilities and, only if the amount paid for the Purchased Assets exceeds the amount of the Assumed Liabilities shall any portion of the Cumulus Common Stock or the Warrant be allocated to the Purchased Assets. The parties agree that the allocation set forth on Schedule 3.4(A), as amended and reissued pursuant to Section 3.4(b), will be used by them and respected for all income tax purposes, and that the parties shall follow such allocation for all tax reporting purposes, including the preparation and filing of Internal Revenue Service Form 8594 pursuant to
Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

     (b) Promptly following the determination of the Final Balance Sheet and the calculation of the Positive Adjustment Amount or the Negative Adjustment Amount, Buyer shall cause KPMG to prepare a revised purchase price allocation (determined in a manner consistent with the allocation on Schedule 3.4(A)), which will be attached hereto as amended Schedule 3.4(A).

     3.5. Confirmation of Assumed Liabilities. Upon the issuance of the Final Balance Sheet, Buyer shall confirm the amount of the Assumed Liabilities by reference to the consolidating DBBC balance sheet included with the Final Balance Sheet. If the amount of the Assumed Liabilities reflected on the Final Balance Sheet is greater than the Maximum Assumed DBBC Liability Amount, the Buyer shall revise the

Assumption Agreement to reduce the amount of the liabilities assumed pursuant thereto to the Maximum Assumed DBBC Liability Amount nunc pro tunc. Any liabilities that are eliminated from the Assumed Liabilities pursuant to this
Section 3.5 are Excluded Liabilities. If the Assumed Liabilities are greater than the Maximum Assumed DBBC Liability Amount, then Buyer shall have no obligation to pay Transaction Costs or Transaction Taxes as provided in Section 3.6.

     3.6.  Payment of Certain Taxes and Expenses.

     (a) Subject to Section 3.7, and to the Closing, Buyer agrees that it will pay any and all outstanding fees and expenses due and owing by DBBC in connection with the negotiation, documentation and closing of the transactions contemplated hereby to Dickstein, Shapiro, Morin & Oshinsky, LLP ("DSMO"), Marie Swinford, Kraft Bros., Esstman, Patton & Harrell ("Kraft"), and Media Services Group. The foregoing costs and expenses, as well as fifty percent (50%) of the FCC filing fees and those monies previously paid by DBBC to the above-specified parties in connection with the negotiation, documentation and closing of the transactions contemplated hereby are referred to herein as the "Transaction Costs". At the Closing, DBBC will deliver to Buyer written notification of the estimated amount of the Transaction Costs (including such amounts previously paid by DBBC hereunder), along with reasonable documentation of the estimated Transaction Costs. DBBC will afford Buyer the opportunity to verify and confirm such amounts to Buyer's reasonable satisfaction. No later than thirty (30) days after Closing, DBBC will deliver to Buyer written notification of the final amount of the Transaction Costs, along with reasonable documentation of the final Transaction Costs. DBBC will afford Buyer the opportunity to verify and confirm such amounts to Buyer's reasonable satisfaction. Any Transaction Costs outstanding at the Closing Date will be paid by Buyer not more than ten (10) days after the determination of the Final Balance Sheet.

     (b) Subject to Section 3.7, upon the Closing, Buyer agrees that it will pay all federal and state income taxes incurred by DBBC or by the members of DBBC as a result of the completion of the transactions contemplated hereby ("Transaction Taxes"); provided, however, that the Transaction Taxes will not include any additional taxes incurred by the DBBC members as a result of Buyer's payment of the Transaction Taxes. The Transaction Taxes will be calculated by the members of DBBC. At the Closing, Seller will deliver to Buyer written notice of the amount of the Transaction Taxes and the date(s) upon which the Transaction Taxes are due, together with such supporting documentation and work papers as are reasonably necessary for Buyer to confirm such amounts and date(s). Such amounts and due dates shall be subject to confirmation by Buyer. The Transaction Taxes, as so confirmed, will be paid by Buyer to the members of DBBC in the amounts so calculated and on the date(s) not less than ten (10) days before the date(s) upon which the Transaction Taxes are due.

     3.7. Limit on Buyer Obligation. Notwithstanding anything else in this Agreement to the contrary, in no event will the aggregate amount of the Subsidiary Company Liabilities, the Assumed Liabilities, the Transaction Costs and the Transaction Taxes (the "Capped Amount") exceed Twenty One Million United States Dollars (US$21,000,000); provided, however, that the indebtedness related to the exercise of the real property purchase option described in Section 2.3(c) shall not be included in the Capped Amount. If the Capped Amount exceeds Twenty One Million United States Dollars (US$21,000,000), then the components of the Capped Amount will be reduced or eliminated (and Buyer's obligations with respect thereto reduced or eliminated) to the extent necessary to reduce the Capped Amount to Twenty One Million United States Dollars (US$21,000,000). The components of the Capped Amount will be reduced or eliminated in the following order: (1) Transaction Taxes and (2) Transaction Costs. Any components of the Capped Amount that are so reduced or eliminated shall remain liabilities of DBBC or its members, as the case may be.

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

                                   ARTICLE 4

                                    CLOSING

     4.1.  Closing.

     (a) The closing of (i) the purchase and sale of the Purchased Assets and
(ii) the Mergers (the "Closing") shall be consummated at 10:00 a.m. local time, on a date in accordance with Section 4.1(b) that is mutually acceptable to the parties at the offices of Gardner, Carton & Douglas at 321 North Clark Street, Chicago, Illinois, or at such other time or place as shall be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the "Closing Date." The Closing shall be effective as of the close of business on the Closing Date.

     (b) The Closing shall occur no later than ten (10) business days after the occurrence of both of the following conditions: (i) the date on which the grant of the FCC Consent shall have become a Final Order and (ii) the expiration or termination of the applicable waiting period under the HSR Act; provided, however, that Buyer may in its sole discretion, after the FCC's issuance of the FCC Consent approving the transactions contemplated hereby, waive the condition set forth in (i) upon the execution by Buyer and Seller of a rescission agreement in a form mutually acceptable to Buyer and Seller.

     4.2. Documents to be Delivered to Buyer. At the Closing, Seller will deliver or cause to be delivered to Buyer the following documents:

     (a) Copy of the certification of organization of DBBC, certified as of a recent date by the Secretary of State of the State of Georgia.

     (b) Copy of the articles of incorporation of Mt. Juliet, certified as of a recent date by the Tennessee Secretary.

     (c) Copy of the articles of incorporation of Phoenix, certified as of a recent date by the Delaware Secretary.

     (d) Copy of the articles of incorporation of Phoenix of Hendersonville, certified as of a recent date by the Tennessee Secretary.

     (e) Certificate of good standing of DBBC, issued as of a recent date by the Secretary of State of Georgia.

     (f) Certificate of good standing of Phoenix, issued as of a recent date by the Delaware Secretary.

     (g) Certificate of good standing of Mt. Juliet, issued as of a recent date by the Tennessee Secretary.

     (h) Certificate of good standing of Phoenix of Hendersonville, issued as of a recent date by the Tennessee Secretary.

     (i) Certificate of the secretary or an assistant secretary of DBBC, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to
(i) no amendments to DBBC's certificate of organization since a specified date;
(ii) DBBC's Operating Agreement; (iii) the resolutions of DBBC's Members authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of DBBC's managers executing this Agreement and any Seller Ancillary Agreement.

     (j) Certificate of the secretary or an assistant secretary of Phoenix, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to Phoenix's certificate of incorporation since a specified date; and (ii) Phoenix's bylaws.

     (k) Certificate of the secretary or an assistant secretary of Phoenix of Hendersonville, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to Phoenix of Hendersonville's articles of incorporation since a specified date; and (ii) Phoenix of Hendersonville's bylaws.

     (l) Certificate of the secretary or an assistant secretary of Mt. Juliet, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendment to Mt. Juliet's articles of incorporation since a specified date; and (ii) Mt. Juliet's bylaws.

     (m) Certificate of DBBC in form and substance reasonably acceptable to Buyer certifying as to the accuracy of DBBC's representations and warranties at and as of the Closing and that DBBC has performed and complied with all of the terms, provisions and conditions to be performed and complied with by DBBC at or before the Closing.

     (n) An opinion of DSMO, counsel to Seller, in form and substance reasonably acceptable to Buyer.

     (o) Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title.

     (p) All consents, waivers or approvals obtained by Seller with respect to the Purchased Assets, the Merged Companies or the Business or the consummation of the transactions contemplated by this Agreement.

     (q) An instrument assigning to Buyer all right, title and interest of Seller in the FCC Licenses and any pending applications relating to the Business before the FCC.

     (r) A special warranty deed with respect to each of the parcels of Owned Real Property, duly executed by DBBC and in form and substance reasonably satisfactory to Buyer, as provided in Section 9.1(b) hereof.

     (s) An assignment with respect to each of the leases of real estate described in Schedule 5.11(B), duly executed by DBBC and in form and substance reasonably satisfactory to Buyer.

     (t) The standard 1992 Form B ALTA fee owner's title insurance policy or marked-up unconditional binder for such insurance including all required endorsements, dated as of the Closing Date and showing title to the Owned Real Property in the name of Buyer, all as provided in Section 9.1(c) hereof.

     (u) All required real estate transfer declaration or exemption certificates and any other documents as may be otherwise necessary to transfer title of the Owned Real Property to Buyer.

     (v) All affidavits and other statements as may be reasonably required by the title insurance company in order to issue the title insurance policies contemplated by Section 9.1(c) and (d) hereof.

     (w) Affidavit of Seller stating, under penalty of perjury, Seller's United States taxpayer identification number and that the Seller is not a foreign person, in the form required by Section 1445(b)(2) of the Code and the Treasury Regulations thereunder.

     (x) The Bill of Sale and Assignment Agreement duly executed by DBBC.

     (y) Business and personnel records related to the Business Employees.

     (z) The resignations of each member of Phoenix's board of directors and officers effective as of the Closing.

     (aa) The resignations of each member of Mt. Juliet's board of directors and officers effective as of the Closing.

     (bb) The resignations of each member of Phoenix of Hendersonville's board of directors and officers effective as of the Closing.

     (cc) The Escrow Agreement among Buyer, Seller and the Escrow Agent substantially in the form attached hereto as Exhibit B.

     (dd) Evidence, satisfactory to Buyer in its sole discretion, that all liens encumbering the assets of the Merged Companies and Phoenix of Hendersonville have been released or will be released upon payment of the CIT Indebtedness, the Mid-TN Indebtedness or the Affiliate Indebtedness.

     (ee) Certificates in customary form of each of the Merged Companies (each, a "Merged Company Tax Opinion Certificate") signed by an officer of the respective Merged Company, setting forth factual representations and covenants that will serve as the basis for the tax opinions required pursuant to Sections 4.2(gg) and 4.3(j) of this Agreement.

     (ff) A Certificate in customary form (the "Seller Tax Opinion Certificate") signed by an officer of Seller, setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Sections 4.2 and 4.3 of this Agreement.

     (gg) An opinion of Jones, Day, Reavis & Pogue, counsel to Buyer, that the Mergers will each qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. In providing such opinion, Jones, Day, Reavis & Pogue may rely upon the Merged Company Tax Opinion Certificates, the Seller Tax Opinion Certificate and the Buyer Tax Opinion Certificate.

     (hh) If necessary, an update of the Disclosure Schedules attached hereto pursuant to Section 12.3.

     (ii) The respective Certificates of Merger in respect of the Mergers.

     (jj) Such other assignments and other instruments of transfer or conveyance, and other certificates and documents as Buyer or its counsel may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer or to evidence and effect the Mergers.

     In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets or to evidence and effect the Mergers.

     4.3. Documents to be Delivered to Seller. At the Closing, Buyer will deliver to Seller the following documents:

     (a) Copy of Buyer's certificate of incorporation certified as of a recent date by the Illinois Secretary.

     (b) Certificate of good standing of Buyer issued as of a recent date by the Illinois Secretary.

     (c) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to
(i) no amendments to the certificate of incorporation of Buyer since a specified date; (ii) the by-laws of Buyer; (iii) the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers executing this Agreement and any Buyer Ancillary Agreement.

     (d) Certificate of Buyer in form and substance reasonably acceptable to Seller certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Closing.

     (e) Certificate in the name of DBBC evidencing ownership of the Cumulus Common Stock issued pursuant to Section 3.1 hereof in form ready for transfer and duly endorsed for transfer to DBBC.

     (f) The Assumption Agreement duly executed by Buyer.

     (g) The Registration Rights Agreement between Seller and Buyer (the "Registration Rights Agreement") substantially in the form attached hereto as Exhibit C.

     (h) The Stock Warrant Agreement between Seller and Buyer (the "Stock Warrant Agreement") substantially in the form attached hereto as Exhibit D.

     (i) A certificate (the "Buyer Tax Opinion Certificate"), signed by an officer of Buyer setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Sections 4.2 and 4.3 of this Agreement.

     (j) An opinion of DSMO in customary form that the Mergers will each qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. In providing such opinion, DSMO may rely upon the Merged Company Tax Opinion Certificates, the Seller Tax Opinion Certificate and the Buyer Tax Opinion Certificate.

     (k) Stock powers, executed in blank by DBBC, sufficient to permit the disbursement of the Escrowed Shares from the Escrow Account as contemplated by the Escrow Agreement.

     (l) The respective Certificates of Merger in respect of the Mergers.

     (m) Such other certificates and documents as Seller or its counsel may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer or to evidence and effect the Mergers.

In addition to the above deliveries, Buyer shall take all steps and actions as Seller may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets or to evidence and effect the Mergers.

     4.4. Form of Documents. The documents and instruments referred to in Sections 4.2 and 4.3 shall be satisfactory as to form to counsel for the party to whom they are delivered.

                                   ARTICLE 5

                REPRESENTATIONS AND WARRANTIES REGARDING SELLER

     Seller represents and warrants to Buyer as follows:

     5.1. Organization; Authority; Agreement Binding. DBBC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. DBBC has delivered to Buyer complete and correct copies of DBBC's certificate of organization, operating agreement and other organizational documents and amendments thereto as in effect on the date hereof. Such certificate of organization, operating agreement and other organizational documents, as amended, are in full force and effect. DBBC is not in violation of any provision of its certificate of organization, operating agreement or other organizational documents. DBBC is duly qualified or licensed to do business and is in good standing as a limited liability company in the jurisdictions specified in Schedule 5.1. DBBC is not required to be qualified or licensed to do business as a foreign limited liability company in any jurisdiction other than those specified in Schedule 5.1, except for those jurisdictions where the failure to so qualify is not likely to have a Material Adverse Effect on DBBC's business or financial condition, or the ability of DBBC to lawfully consummate the transactions contemplated by this Agreement in all material respects. DBBC has all requisite corporate or other power and authority to own or lease and to operate and use the Purchased Assets as now employed and to operate WRQQ as currently conducted and as proposed to be conducted. DBBC has the corporate or other power and authority to execute and deliver this Agreement and all Seller Ancillary Agreements and to perform its obligations hereunder and thereunder. DBBC's execution, delivery and performance of this Agreement and the Seller Ancillary Agreements has been duly authorized by all necessary member actions, and will not violate any provision of DBBC's operating agreement. This Agreement has been duly executed and delivered by DBBC, and assuming due authorization, execution and delivery by the other parties thereto, is the legal, valid and binding obligation of DBBC enforceable in accordance with its terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditor's rights generally.

     5.2. Organization and Operation of Merged Companies and Phoenix of Hendersonville. Each of the Merged Companies and Phoenix of Hendersonville is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Seller has delivered to Buyer complete and correct copies of the Merged Companies' and Phoenix of Hendersonville's respective articles of incorporation, bylaws and other organizational documents and amendments thereto as in effect on the date hereof. Such articles of incorporation, bylaws and other organizational documents, as amended, are in full force and effect. None of the Merged Companies or Phoenix of Hendersonville is in violation of any provision of its articles of incorporation, bylaws or other organizational documents. Each of the Merged Companies and Phoenix of Hendersonville is duly qualified or licensed to do business and is in good standing as a corporation in the jurisdictions specified in Schedule 5.2. None of the Merged Companies or Phoenix of Hendersonville is required to be qualified or licensed to do business as a foreign corporation in any jurisdiction other than those specified in Schedule 5.2, except for those jurisdictions where the failure to so qualify is not likely to have a material adverse effect on the Merged Companies' or Phoenix of Hendersonville's business or financial condition. None of the Merged Companies or Phoenix of Hendersonville is liable for or has guaranteed any liabilities or obligations of DBBC.

     5.3. Ownership Interests and Related Matters. Each of Michael W. Dickey, Lewis D. Dickey, Jr., David W. Dickey, John W. Dickey (the "Dickey Brothers") and Quaestus Management Corporation own, in the aggregate, one hundred percent (100%) of the limited liability company interests of DBBC as follows: each of the Dickey Brothers owns twenty-four percent (24%) of DBBC and Quaestus Management Corporation owns four percent (4%) of DBBC. DBBC owns all of the issued and outstanding shares of stock of Mt. Juliet and Phoenix, in each case free and clear of any lien, charge or encumbrance. Phoenix owns all of the issued and outstanding shares of stock of Phoenix of Hendersonville, free and clear of any lien, charge or encumbrance. The authorized capital stock of Mt. Juliet consists of 200 shares with 61 shares of common voting stock and 139 shares of common non-voting stock, no par value, of which 61 shares of common voting stock are issued and outstanding. The authorized capital stock of Phoenix consists of 1,000,000 shares of common stock, par value $.01 per share, of which 750,000 are issued and outstanding. The authorized capital stock of Phoenix of Hendersonville consists of 20,000 shares of common stock, par value $.05 per share, of which 1,000 are issued and outstanding. All of the outstanding shares of stock of each of the Merged Companies and Phoenix of Hendersonville have been duly authorized and are validly issued. Except as set forth on Schedule 5.3, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of stock of any of the Merged Companies or Phoenix of Hendersonville or securities or obligations of any kind convertible into or exchangeable for any shares of stock of any of the Merged Companies or Phoenix of Hendersonville. The Mergers contemplated by this Agreement shall vest in Buyer all right, title and interest in the Merged Companies, free and clear of all adverse claims (as defined under U.C.C. sec. 8-302(2)), other than adverse claims created by or through or suffered by Buyer. Phoenix's only subsidiary is Phoenix of Hendersonville. Neither Mt. Juliet nor Phoenix of Hendersonville has any subsidiaries.

     5.4. Absence of Conflicts. Except as set forth in Schedule 5.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not:

     (a) Conflict with, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets or the assets of any of the Merged Companies or Phoenix of Hendersonville under (i) any material term or provision of the certificate of organization or operating agreement of DBBC or the articles of incorporation or bylaws of any of the Merged Companies or Phoenix of Hendersonville; (ii) any contract, agreement, indenture, lease or other commitment to which any of DBBC, Phoenix, Phoenix of Hendersonville or Mt. Juliet is a party or by which any of DBBC, Phoenix, Phoenix of Hendersonville or Mt. Juliet is bound or to which any of the Purchased Assets, the Merged Companies, Phoenix of Hendersonville or the Business is subject; (iii) any Court Order by which any of DBBC, Phoenix, Phoenix of Hendersonville or Mt. Juliet are bound or any of the Purchased Assets or the Business is subject; or (iv) any material Requirements of Law affecting Seller, the Purchased Assets, the Merged Companies, Phoenix of Hendersonville or the Business.

     (b) Require the approval, consent, authorization or act of, or the making by Seller of any declaration, notification, filing or registration with any Person or public agency or other authority other than the FCC, the Federal Trade Commission or the Antitrust Division of the Department of Justice.

     5.5. No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.5:

     (a) DBBC, Phoenix, Phoenix of Hendersonville and Mt. Juliet each has (since their respective acquisitions by DBBC) complied and each is in substantial compliance with all Court Orders and all Requirements of Law, including all court or administrative orders or processes, including but not limited to FCC, OSHA, EEOC, National Labor Relations Board and Environmental Protection Agency and with all applicable statutes, rules and regulations pertaining to equal employment opportunity, which are applicable to DBBC, Phoenix, Phoenix of Hendersonville and Mt. Juliet, the Purchased Assets or the Business.

     (b) There are no Actions or investigations pending or, to the Knowledge of Seller, threatened against DBBC, Phoenix, Phoenix of Hendersonville and Mt. Juliet which could have a Material Adverse Effect.

     (c) There is no Action pending or, to the Knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

     (d) Except for FCC rulemaking proceedings generally affecting the radio broadcasting industry, there is no decree, judgment, order, investigation, litigation at law or in equity, arbitration proceeding or proceeding before or by any Governmental Body or authority pending or, to the Knowledge of Seller, threatened, to which any of DBBC, Phoenix, Phoenix of Hendersonville or Mt. Juliet is a party or otherwise relating to the Business or the Purchased Assets.

     (e) Seller owns and operates and, since the date Seller purchased the Merged Companies or Phoenix of Hendersonville, has owned and operated, the Business, the Purchased Assets, and the Merged Companies and Phoenix of Hendersonville and carries on and conducts, and has carried on and conducted, the business and affairs of the Business in substantial compliance with all Requirements of Law, and all court or administrative orders or processes, including but not limited to FCC, OSHA, Equal Employment Opportunity Commission ("EEOC"), National Labor Relations Board and Environmental Protection Agency with all applicable statutes, rules and regulations pertaining to equal employment opportunity, including, without limitation, those of the EEOC and the FCC.

     5.6.  Financial Statements.

     (a) Schedule 5.6(A) contains correct and complete copies of the following documents, (which are collectively referred to herein as the "Seller Financial Statements"):

          (i) The audited consolidated balance sheet of DBBC and its subsidiaries as of December 31, 2000 (the "December 31, 2000 Balance Sheet") and the related audited consolidated statements of income, cash flows and changes in members' equity for the year then ended, together with the notes thereto, reported on by Kraft, whose unqualified reports thereon are included therewith;

          (ii) The unaudited consolidated balance sheet of DBBC and its subsidiaries as of October 31, 2001 (the "October 31, 2001 Balance Sheet") and the related unaudited consolidated statements of income, cash flows and changes in members' equity for the period then ended.

          (iii) The audited consolidated balance sheet of DBBC and its subsidiaries as of December 31, 1999 and the related audited consolidated statements of income, cash flows and changes in members' equity for the year then ended, together with the notes thereto, reported on by Kraft, whose unqualified reports thereon are included therewith;

          (iv) The audited consolidated balance sheet of DBBC and its subsidiaries as of December 31, 1998 and the related audited consolidated statements of income, cash flows and changes in members' equity for the year then ended, together with the notes thereto, reported on by Kraft, whose unqualified reports thereon are included therewith;

     (b) The Seller Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present the financial condition, assets, liabilities (whether accrued, absolute, contingent or otherwise) and members' equity of Seller as of their dates. The related statements have been prepared in accordance with GAAP consistently applied (except with respect to the October 31, 2001 Balance Sheet which reflects the Agreed GAAP Exceptions and which does not include accompanying notes) and fairly present the results of operations and changes in cash flow and members' equity of the Seller for the periods covered thereby.

     5.7. No Undisclosed Liabilities. The Seller has no liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise which are not reflected, reserved against or given effect to in the Seller Financial Statements or the Final Balance Sheet except: (i) liabilities and obligations which are disclosed specifically in Schedule 5.7; (ii) liabilities and obligations under executory contracts; (iii) liabilities and obligations under Employee Plans; (iv) liabilities and obligations which are the subject matter of another representation of this Article V; or (v) liabilities and obligations incurred in the ordinary course of business since the date of the Seller Financial Statements and which are of the same nature and general amounts as those set forth on the Seller Financial Statements ("Undisclosed Liabilities"). There is no basis for assertion against Seller of any liabilities or obligations not adequately reflected, reserved against or given effect to in the Seller Financial Statements or the Final Balance Sheet or in Schedule 5.7 except for liabilities and obligations described in clause (ii) of this Section 5.7.

     5.8.  Operations Since December 31, 2000.

     (a) Except as set forth in Schedule 5.8(A), since December 31, 2000, there has been no Material Adverse Effect in the Purchased Assets or in the Business, operations, workforce, prospects or financial condition of Seller, the Merged Companies or Phoenix of Hendersonville.

     (b) Except as set forth in Schedule 5.8(B), since December 31, 2000, Seller, the Merged Companies and Phoenix of Hendersonville have conducted the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since December 31, 2000, except as set forth in such Schedule, Seller, the Merged Companies and Phoenix of Hendersonville have not:

          (i) Sold, leased (as lessor), transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the December 31, 2000 Balance Sheet or any assets acquired by Seller, the Merged Companies or Phoenix of Hendersonville since December 31, 2000, except for inventory and immaterial amounts of personal property sold or otherwise disposed of in the ordinary course of business and except for Permitted Encumbrances;

          (ii) canceled any debts owed to or claims held by them (including the settlement of any claims or litigation) other than in the ordinary course of business;

          (iii) created, incurred, assumed or guaranteed, or agreed to create, incur, assume or guaranty, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

          (iv) accelerated or delayed collection of notes or accounts receivable generated by Seller, the Merged Companies or Phoenix of Hendersonville in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business, other than accelerations and delays of such notes or accounts receivable in amounts not exceeding US$25,000 individually, which are necessary or desirable in light of the financial condition of the maker of the note or the account party may be made with Buyer's prior written consent thereto;

          (v) delayed or accelerated payment of any account payable or other liability of Seller, the Merged Companies or Phoenix of Hendersonville beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business (other than accelerations and delays necessary or desirable in light of the financial condition of the maker of the note on the account party);

          (vi) instituted any increase in any compensation payable to any employee of Seller, the Merged Companies or Phoenix of Hendersonville or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of Seller, the Merged Companies or Phoenix of Hendersonville (other than any such increase or payment paid or to become payable in the ordinary course of business consistent with past practice);

          (vii) declared or paid any distributions or dividends other than distributions to provide funds for the payment of federal and state income tax liabilities of the members of DBBC resulting from the attribution to such members of the income of DBBC, which distributions are disclosed in
     Schedule 5.8(A) or Schedule 5.8(B) and which have been made in the ordinary course of business consistent with past practice; or

          (viii) agreed to do any of the foregoing.

     5.9.  Taxes.

     (a) The Seller, the Merged Companies and all members of any consolidated, affiliated or unitary group of which a Merged Company is a member have, since the date Seller purchased the Merged Companies or Phoenix of Hendersonville, accurately prepared and in all material respects timely filed (including all extensions) all federal, state, county, municipal and local income, sales, use, transfer, business, property and other Tax Returns required to be filed by them on or prior to the Closing Date and have paid (or have accrued or will accrue, prior to the Closing Date, amounts for the payment of) all Taxes shown as owing on all such Tax Returns on or prior to the Closing Date. Except as set forth on the attached Schedule 5.9(A):

          (i) All Tax Returns prepared and filed by Seller, the Merged Companies and Phoenix of Hendersonville (since Seller's formation or Seller's acquisition of Phoenix of Hendersonville, as the case may be) are true and correct in all material respects and properly reflect the Taxes due for the periods covered thereby.

          (ii) To the Knowledge of Seller, there has been no intentional disregard of any statute, regulation, rule or revenue ruling in the preparation of any Tax Return applicable to Seller, the Merged Companies or Phoenix of Hendersonville.

          (iii) There are no tax liens on any of the Purchased Assets of Seller or on the assets or the stock of the Merged Companies or Phoenix of Hendersonville, except for liens for current Taxes not yet due and payable and the Purchased Assets or the assets or stock of the Merged Companies are not subject to claims for income taxes of any Person.

          (iv) Since the date Seller purchased the Merged Companies or Phoenix of Hendersonville, none of the Seller, the Merged Companies or Phoenix of Hendersonville has waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes, which waiver or consent is currently in effect.

          (v) No Tax Return of Seller, the Merged Companies or Phoenix of Hendersonville (since the date of their acquisition by Seller) has been audited by any taxing authority or other Governmental Body, and to the Knowledge of Seller, there are no unresolved questions, claims or disputes asserted by any taxing authority or other Governmental Body concerning liability for Taxes of Seller or the Merged Companies.

          (vi) Neither the Merged Companies nor Phoenix of Hendersonville have received a written ruling of a taxing authority relating to Taxes, or entered into a written agreement with a taxing authority relating to Taxes, that would have a continuing adverse effect after the Closing Date.

          (vii) None of the Merged Companies or Phoenix of Hendersonville have filed, and will not file on or prior to the Closing Date, a consent under
     Section 341(f) of the Code.

          (viii) None of the Merged Companies or Phoenix of Hendersonville are parties to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (ix) None of the Seller, any of the Merged Companies or Phoenix of Hendersonville is a United States real property holding corporation as defined in Section 897 of the Code nor has been a United States real property holding corporation at any time during the five-year period ending on the Closing Date.

          (x) None of the Merged Companies or Phoenix of Hendersonville (since their acquisition by Seller) has made or received any distribution of stock or other securities that would cause Section 355(e) of the Code to apply to any of the Merged Companies or Phoenix of Hendersonville.

          (xi) Seller has delivered to Buyer correct and complete copies of all federal income tax returns of Seller, the Merged Companies and Phoenix of Hendersonville, and all examination reports and statements of deficiencies assessed against or agreed to by any of the Seller, Merged Companies or Phoenix of Hendersonville, for all years since 1998.

          (xii) All Taxes which Seller, the Merged Companies or Phoenix of Hendersonville are obligated to withhold from amounts owing to any employee, former employee, creditor or third Person have been fully paid or properly accrued.

          (xiii) All tax deficiencies asserted or assessed since the date Seller purchased the Merged Companies or Phoenix of Hendersonville against Seller, the Merged Companies or Phoenix of Hendersonville have been paid or finally settled and no amounts with respect thereto remain unpaid.

          (xiv) There are no outstanding waivers, executed or requested by Seller, the Merged Companies, Phoenix of Hendersonville or any tax authority, of any statute of limitations with respect to the assessment of any Tax.

          (xv) There are no material elections (including but not limited to an election by Seller pursuant to Section 301.7701-3(c) of the Treasury Regulations to be classified as a corporation for federal income tax purposes), consents or agreements with tax authorities other than those reflected on Tax forms filed with Tax authorities.

          (xvi) No withholding of Taxes by Buyer will be required in connection with the purchase and sale contemplated herein under Section 1445 of the Code or any other provision of the Code or any provision of foreign, state or local law.

     5.10.  Title to and Condition of Assets.

     (a) DBBC is the owner of and has good and marketable title to, or valid and enforceable leasehold, license or similar interest in, all of the Purchased Assets (provided that title to the Owned Real Property is addressed solely in Section 5.11), and the Merged Companies and Phoenix of Hendersonville have good and marketable title to, or valid enforceable leasehold, license or similar interests in, all of the assets necessary to operate their respective businesses, including without limitation those assets and properties reflected in the Seller Financial Statements (other than those properties and assets disposed of since the date of the Seller Financial Statements in the ordinary course of business for fair value) in the amounts and categories reflected therein, and all properties and assets acquired after the date of the Seller Financial Statements, free and clear of all Encumbrances, other than Permitted Encumbrances, or other third Person interests of any nature whatsoever, except for: (a) the lien of current taxes not yet due and payable, (b) the security interests and deeds of trust listed in Schedule 5.10(A), and (c) other title exceptions disclosed in Schedule 5.10(A). Except as disclosed in Schedule 5.10(A), all of the tangible properties and assets owned by DBBC, except for the Excluded Assets, are included in the Purchased Assets.

     (b) Except for the Excluded Assets and except as set forth on Schedule 5.10(B), the Purchased Assets and the assets of the Merged Companies and Phoenix of Hendersonville constitute all of the assets necessary to operate the Business at and after Closing in a manner substantially similar to the operations of the Business prior to Closing. All the rights, properties and assets which are used in connection with the carrying on and conduct of the Business, are either (i) owned by Seller, the Merged Companies or Phoenix of Hendersonville, (ii) granted, leased or licensed to Seller, the Merged Companies or Phoenix of Hendersonville under one of the contracts, agreements, arrangements, commitments or plans listed in the

Schedules hereto to the extent required to be disclosed therein or (iii) disclosed on Schedule 5.10(B) pursuant to this Section 5.10.

     (c) The Purchased Assets and the other assets owned by Seller, the Merged Companies or Phoenix of Hendersonville that are currently used in connection with the Business are in good operating condition and repair, ordinary wear and tear only excepted, are useable in the ordinary course of business and conform in all material respects to all applicable statutes, ordinances, and regulations relating to their construction, use and operation.

     5.11.  Real Property.

     (a) Schedule 5.11(A) contains (i) a list of the parcel of real property owned by any of the Seller, the Merged Companies or Phoenix of Hendersonville and required for the operation of the Business (the "Owned Real Property") (showing any indebtedness secured by a mortgage or other Encumbrance thereon), and (ii) a brief description of each option held by any of the Seller, the Merged Companies or Phoenix of Hendersonville to acquire any real property.

     (b) Schedule 5.11(B) sets forth a list of each lease or similar agreement under which any of the Seller, the Merged Companies or Phoenix of Hendersonville is a lessee of, or holds or operates, any real property owned by any third Person (the "Leased Real Property"). The Owned Real Property and the Leased Real Property are collectively referred to herein as the "Real Property."

     (c) Schedule 5.11(C) contains a list of each parcel of real property (i) that has been used in the respective conduct of the businesses of Seller, the Merged Companies or Phoenix of Hendersonville during the period in which the members of DBBC directly or indirectly owned all of the outstanding membership interests or capital stock of such entities, and (ii) is not described, listed or set forth in Schedule 5.11(A) or Schedule 5.11(B) hereto.

     (d) Each of the Seller, the Merged Companies and Phoenix of Hendersonville, as the case may be, has good, valid and marketable title to the Owned Real Property owned by it as disclosed in Schedule 5.11(A), free and clear of all Encumbrances whatsoever except for Owned Real Property Permitted Encumbrances. The occupation, possession and use of the Leased Real Property by Seller, the Merged Companies or Phoenix of Hendersonville is not disturbed and, to the Knowledge of Seller, has not been disturbed since the date Seller purchased the Merged Companies or Phoenix of Hendersonville. Since the date Seller purchased the Merged Companies or Phoenix of Hendersonville, no claim has been asserted or, to the Knowledge of Seller, threatened, which is adverse to the rights of Seller, the Merged Companies or Phoenix of Hendersonville to the continued occupation, possession and use of the Leased Real Property, as currently utilized.

     (e) All buildings, structures, improvements, fixtures, facilities, equipment, and all components of all buildings, structures and other improvements included within the Real Property, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein (collectively, the "Improvements"), are in good operating condition and repair, subject to normal wear and maintenance and are usable in the regular and ordinary course of business, and no material maintenance, repair or replacement thereof has been deferred. No Person other than Seller, the Merged Companies or Phoenix of Hendersonville owns any Improvements, except for leased Improvements disclosed on Schedule 5.11(B) or Schedule 5.13.

     (f) There is no pending, or to the Knowledge of Seller, threatened condemnation, eminent domain or similar proceeding with respect to, or which could affect, any Real Property or any Improvements included within such Real Property.

     (g) None of the Seller, the Merged Companies or Phoenix of Hendersonville has been notified in writing since the date Seller purchased the Merged Companies or Phoenix of Hendersonville of any contemplated improvements to the Real Property by public or governmental authority, the cost of which is to be assessed as special taxes against the Real Property in the future.

     (h) There are no rights of possession, use or otherwise, outstanding in third Persons by reason of unrecorded leases, land contracts, sales contracts, options or other comparable instruments.

     (i) Except for the Jerry Daum payable identified on Schedule 5.5, all labor and work performed upon and all machinery, materials and fuel delivered or furnished to the Real Property for the improvement thereof have been paid for or accrued in the Final Balance Sheet, and no unpaid-for Improvements, including without limitation costs of construction of any Improvements, have been or will be made to the Real Property prior to the Closing unless the same are accrued for in the Final Balance Sheet. To the Knowledge of Seller, except for the Jerry Daum payable, there are no parties entitled to assert a mechanics lien claim with respect to the Owned Real Property.

     (j) To the Knowledge of Seller, there are no off record or undisclosed legal or equitable interests in any part of the Real Property owned by any other Person.

     (k) None of the Seller's, the Merged Companies' or Phoenix of Hendersonville's use of, and the Improvements included within the Real Property, conflicts with any zoning ordinance applicable to such Real Property and each of Seller, the Merged Companies and Phoenix of Hendersonville, as the case may be, has obtained all zoning permits required for its use of the Owned Real Property and the Leased Real Property and any operations conducted thereon.

     5.12. Personal Property. Schedule 5.12 contains a detailed list of all machinery, equipment, vehicles, furniture and other personal property owned by Seller, the Merged Companies and Phoenix of Hendersonville having an original cost of Twenty-Five Thousand United States Dollars (US$25,000) or more per item.

     5.13. Personal Property Leases. Schedule 5.13 contains a list of each lease or other agreement or right, whether written or oral, under which any of the Seller, the Merged Companies or Phoenix of Hendersonville is a lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those which are terminable by Seller, the Merged Companies or Phoenix of Hendersonville without cost or penalty on thirty (30) days' or less notice or which provide for annual rentals of less than Twenty-Five Thousand United States Dollars (US$25,000).

     5.14.  Governmental Permits.

     (a) The Seller, the Merged Companies or Phoenix of Hendersonville hold or possess all FCC Licenses from the FCC to operate the Stations as radio broadcast stations and all auxiliary facilities licensed by the FCC for operation in connection with the Business, and all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from another Governmental Body which are necessary to entitle Seller, the Merged Companies or Phoenix of Hendersonville to own or lease, operate and use the Purchased Assets and the Business and conduct their operations as currently operated (herein collectively called "Governmental Permits"). Schedule 5.14(A) sets forth a list of each Governmental Permit, including but not limited to Final Orders, which has been issued as of the date of this Agreement. Complete and correct copies of all of the Governmental Permits listed in Schedule 5.14(A) have heretofore been delivered or made available to Buyer by Seller, the Merged Companies or Phoenix of Hendersonville. The public inspection files of the Business are in compliance with Section 73.3526 of the Rules and Regulations.

     (b) Except as set forth in Schedule 5.14(B), (i) Seller and the Merged Companies and Phoenix of Hendersonville are in compliance in all material respects with their respective obligations under each of the Governmental Permits, and since the date Seller purchased the Merged Companies or Phoenix of Hendersonville no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit; (ii) no written notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in clause (i) of this Section 5.14(b), has been received by Seller, the Merged Companies or Phoenix of Hendersonville; (iii) no action or proceeding is pending or, to the Knowledge of Seller, threatened before the FCC or any other Governmental Body to revoke, refuse to renew or modify such Governmental Permits or other authorizations of the Business; and (iv) each of the Governmental Permits is valid, subsisting and in full force and effect and, except as otherwise set forth in Sections 7.5 and 7.6, each Governmental Permit may be assigned and transferred to Buyer in accordance with this Agreement and will be, immediately after the Closing, in full force and effect, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body. Except as set forth on Schedule 5.14(B), neither the Seller, the Merged Companies nor Phoenix of Hendersonville have any reason to believe that any of the Governmental Permits would not be renewed for a full term with no adverse conditions by the FCC or other granting authority in the ordinary course, or that the Stations are in violation of any FCC rules or policies.

     (c) The Business is being operated in accordance with the terms and conditions of the Governmental Permits applicable to it and in accordance with the Rules and Regulations, no proceedings or investigations are pending or, to the Knowledge of Seller, are threatened which may result in the revocation, cancellation, suspension, rescission, modification or non-renewal of any of the Governmental Permits, the denial of any pending application, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to the Business or its operation, other than proceedings that are not likely to have a Material Adverse Effect on the Business. There is not on the date of this Agreement pending before the FCC any issued or outstanding, nor to the Knowledge of Seller is there on the date of this Agreement threatened, any application, complaint, petition or proceeding with respect to any Station. Seller, the Merged Companies and Phoenix of Hendersonville have complied in all material respects with all requirements to file reports, applications and other documents with the FCC with respect to the Business, and with all such reports and applications. The Seller has no Knowledge of any matters (i) which would result in the revocation of or the refusal to renew any of the Governmental Permits, or (ii) against Seller, the Merged Companies or Phoenix of Hendersonville which would result in the FCC's refusal to grant the FCC Consent. The operation and maintenance by Seller, the Merged Companies or Phoenix of Hendersonville of the towers, antenna systems and other facilities relating to the Business or used in connection with the transmission of their respective signals do not violate any Requirements of Law or rights of any Person in any respect which have had or would have a Material Adverse Effect on the Business. Seller, the Merged Companies and Phoenix of Hendersonville have registered the towers owned by Seller, the Merged Companies or Phoenix of Hendersonville to the extent required by applicable Requirements of Law. None of the Stations is causing objectionable interference to the transmissions of any other broadcast station or communications facility nor have any of the Stations received any complaints with respect thereto, and to the Knowledge of Seller no other broadcast stations or communications facility is causing objectionable interference to respective transmissions of any Station. The operation of the Business, the Merged Companies, Phoenix of Hendersonville and all of the Purchased Assets is in compliance with ANSI Radiation Standards C95.1-1992.

     5.15.  Intellectual Property.

     (a) Except as described in Section 2.1(d) and as set forth on Schedule 5.15(A), there is no Intellectual Property.

     (b) Each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 5.15(B), duly registered, filed or issued, as the case may be, to the extent as is indicated in Schedule 5.15(B) and such registrations, filings and issuances remain in full force and effect.

     (c) Except as set forth on Schedule 5.15(C), the Seller, the Merged Companies or Phoenix of Hendersonville own and possess all right, title and interest in and to the Intellectual Property, and except as set forth in
Schedule 5.15(C), no written claim by any Person contesting the validity, enforceability, use, or ownership of any Intellectual Property has been received by the Seller, the Merged Companies or Phoenix of Hendersonville or is currently outstanding and none of the Seller, the Merged Companies or Phoenix of Hendersonville has received any notices of any threatened claim by any Person contesting the validity, enforceability, use, or ownership of any Intellectual Property.

     (d) Except as set forth on Schedule 5.15(D), none of the Seller, the Merged Companies or Phoenix of Hendersonville has received any written notices of, nor are there any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any Person with respect to any Intellectual Property.

     (e) Except as set forth on Schedule 5.15(E), to Seller's Knowledge, neither the Seller, the Merged Companies nor Phoenix of Hendersonville has infringed, misappropriated or otherwise been in conflict with any rights of any Person.

     (f) Except as set forth in Schedule 5.15(F), neither the Seller, the Merged Companies nor Phoenix of Hendersonville has received any written notice of, nor are there any facts indicating a likelihood of, the invalidity or unenforceability of any Intellectual Property.

     (g) None of the former or present employees, agents, independent contractors, officers, directors, members or managers of Seller, the Merged Companies or Phoenix of Hendersonville holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property. Neither the Seller, the Merged Companies nor Phoenix of Hendersonville license from any present or former employees, officers, members, managers or directors of Seller, the Merged Companies or Phoenix of Hendersonville any Intellectual Property relating to the Business as currently conducted or as currently proposed to be conducted. None of the Seller, the Merged Companies or Phoenix of Hendersonville is a party to any employment contract, patent disclosure agreement or any other contract or agreement with any employee of Seller, the Merged Companies or Phoenix of Hendersonville relating to any Intellectual Property. Schedule 5.15(G) describes all Intellectual Property that has been or is licensed to any Person and all Intellectual Property that has been or is licensed from any Person, and identifies the Person to whom or from whom such rights have been or are licensed. All Intellectual Property has been assigned or licensed to Seller, the Merged Companies or Phoenix of Hendersonville free and clear of any Encumbrance. The transactions contemplated by this Agreement will have no Material Adverse Effect on Seller's or the Merged Companies' or Phoenix of Hendersonville's right, title and interest in and to any Intellectual Property. Except as set forth in Schedule 5.15(B), the Seller, the Merged Companies and Phoenix of Hendersonville have taken all commercially reasonable action necessary or desirable to protect the Intellectual Property and will continue to use commercially reasonable efforts to maintain those rights prior to Closing so as to not materially adversely affect the validity or enforcement of the Intellectual Property.

     5.16.  Employees and Related Agreements.

     (a) Except as described in Schedules 5.16(A) and 5.16(B), neither Seller nor any member of Seller's Controlled Group is a party to or bound by any implied, oral or written collective bargaining agreement, employment agreement, severance agreement, consulting, advisory, independent contractor or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete, or other contract or agreement relating to employment or compensation which, individually or in the aggregate, is material to the Business. There are no material controversies pending, or, to the Knowledge of Seller, threatened between Seller or any member of its Controlled Group and its employees or former employees.

     (b) For purposes of this Agreement, (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder; (ii) the term "Employee Plan" includes any written pension, retirement, savings, disability, medical, dental, health, life (including, without limitation, any individual life insurance policy under which an employee or former employee of Seller or any member of its Controlled Group is the named insured and as to which Seller or any member of its Controlled Group makes premium payments, whether or not Seller or any member of its Controlled Group is the owner, beneficiary or both of such policy), incentive, severance pay, death benefit, group insurance, profit-sharing, deferred compensation, stock option, stock purchase, bonus, vacation pay, trust, contract, agreement or policy, including without limitation any pension plan as defined in Section 3(2) of ERISA ("Pension Plan") and any written welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan") whether or not any of the foregoing is funded or insured, which is intended to provide or does in fact provide benefits to any current or former employee of Seller or its Controlled Group, and to which Seller or any member of its Controlled Group is a party or by which they (or any of their rights, properties or assets) are bound; and (iii) the term "Controlled Group" includes, with respect to Seller, any corporation, partnership, proprietorship, company, individual, organization, Person or other entity that with Seller is required to be treated as a single employer under Section 414(b),
(c) or (m) of the Code. Except as described in Schedule 5.16(B), (i) neither Seller nor any member of the Controlled Group maintains, or is required to contribute to, either directly or through any other Person or entity, any Employee Plan on behalf of its current or former employees; (ii) no current or former employees of Seller or any member of its Controlled Group are covered under any Employee Plan; and (iii) each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (copies of which have been furnished to Buyer) stating that the plan meets the requirements of the Code and that the trust associated with the plan is tax-exempt under Section 501(a) of the Code.

     (c) Neither Seller nor any member of its Controlled Group has ever contributed to, been obligated to contribute to, or has any liability under any Multiemployer plan (as described in Section 4001(a)(3) of ERISA) with respect to its current or former employees.

     (d) Each Welfare Plan maintained by Seller or any member of its Controlled Group which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies in all material respects with, and has been maintained and operated in accordance with, each of the health care continuation requirements of Section 162(k) of the Code as in effect for years beginning prior to 1989,
Section 4980B of the Code for years beginning after December 31, 1988, Part 6 of Title I, Subtitle B of ERISA, and the requirements of the Health Insurance Protection and Portability Act of 1996.

     (e) Except as disclosed in Schedule 5.16(E), neither Seller nor any member of its Controlled Group has any liabilities for post-retirement welfare benefits, including retiree medical benefits.

     (f) Each Employee Plan, the administrator and fiduciaries of each Employee Plan and Seller and all members of Seller's Controlled Group have at all times complied with the applicable requirements of ERISA (including, but not limited to, the fiduciary responsibilities imposed by Part 4 of Title I, Subtitle B of ERISA), the Code and any other applicable Requirements of Law governing each Employee Plan, and (ii) each Employee Plan has at all times since the date Seller purchased the Merged Companies or Phoenix of Hendersonville been properly administered in all material respects in accordance with all such Requirements of Law, and in accordance with its terms to the extent not inconsistent with any such Requirements of Law.

     (g) Except as disclosed on Schedule 5.16(G), neither Seller nor any member of its Controlled Group is delinquent as to contributions or payments to or in respect of any Employee Plan as to which Seller or any member of its Controlled Group is in any way obligated to make contributions or payments, nor has Seller or any member of its Controlled Group failed to pay any assessments made with respect to any such Employee Plan. All contributions and payments with respect to Employee Plans that are required to be made by Seller or any of its Controlled Group with respect to periods ending on or before the Closing Date (including periods from the first day of the then-current plan or policy year to and including the Closing Date) have been made or will be accrued before the Closing Date by Seller or any member of Seller's Controlled Group in accordance with the appropriate actuarial valuation report or insurance contracts or arrangements.

     (h) With respect to each Employee Plan, there has not occurred since the date Seller purchased the Merged Companies or Phoenix of Hendersonville, nor is any Person contractually bound to enter into, any non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

     (i) Neither Seller or any member of its Controlled Group either maintains or contributes to, and during the seven (7) years immediately preceding the Closing Date, neither Seller nor any member of its Controlled Group has maintained or contributed to any Employee Plan that is subject to the provisions of Title IV of ERISA. No Pension Plan maintained by Seller or any member of its Controlled Group has been the subject of a "reportable event" (within the meaning of Section 4043 of ERISA) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation ("PBGC"), other than events reportable on IRS Form 5310 or 5310-A and no proceeding by the PBGC to terminate any Employee Plan sponsored or maintained by Seller or any member of Seller's Controlled Group has been instituted or threatened.

     (j) Neither Seller nor any member of its Controlled Group has any current or potential liabilities with respect to any defined benefit Pension Plan that has ever been maintained by Seller or any member of its Controlled Group.

     (k) No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any Person have been filed since the date Seller purchased the Merged Companies or Phoenix of Hendersonville, are pending or, to the Knowledge of Seller, have been threatened, and to the Knowledge of Seller, no facts or contemplated events exist that reasonably could be expected to give rise to any such lawsuit, claim (other than a routine claim for benefits) or complaint, with respect to any Employee Plan.

     (l) Neither Seller nor any member of Seller's Controlled Group has any formal plan or commitment to create or amend any Employee Plan.

     5.17.  Employee Relations.

     (a) Except as set forth in Schedule 5.17(A), Seller, the Merged Companies and Phoenix of Hendersonville are in compliance in all material respects with all applicable Requirements of Law with respect to employment, employment practices, employment verifications, recordkeeping and reporting, terms and conditions of employment and wages, overtime pay, and hours. Neither Seller, the Merged Companies nor Phoenix of Hendersonville has engaged in any unfair labor practice or illegally discriminated with regard to any aspect of employment on the basis of age, color, national origin, race, religion, gender, disability or on the basis of any other legally protected category or classification. With respect to employees and former employees who rendered services to, or participated in conduct or activities in connection with, Seller, the Merged Companies or Phoenix of Hendersonville, Seller, the Merged Companies and Phoenix of Hendersonville have since the date Seller purchased the Merged Companies or Phoenix of Hendersonville withheld all amounts required by law from the wages, salaries and other payments to employees and former employees and are not liable for any arrears of wages, overtime pay, commissions, bonuses and other payments or any taxes or any penalty based on failure to comply with any of the foregoing.

     (b) Except as set forth in Schedule 5.17(B), there are no: (i) unfair labor practice charges or complaints pending or, to the Knowledge of Seller, threatened against Seller, the Merged Companies or Phoenix of Hendersonville before the National Labor Relations Board; (ii) discrimination, harassment or retaliation charges or complaints pending or, to the Knowledge of Seller, threatened against Seller, the Merged Companies or Phoenix of Hendersonville under any federal, state or local law, rule, regulation or order; (iii) complaints, charges or citations pending or, to the Knowledge of Seller, threatened against Seller, the Merged Companies or Phoenix of Hendersonville under OSHA or any state or local occupational safety law, rule, regulation or order; or (iv) other employment-related legal or administrative proceedings, governmental investigations, compliance reviews, lawsuits, audits or enforcement proceedings of any kind pending or, to the Knowledge of Seller, threatened against Seller, the Merged Companies or Phoenix of Hendersonville.

     (c) Except as set forth in Schedule 5.17(C), Seller, the Merged Companies and Phoenix of Hendersonville are in compliance in all material respects with all Requirements of Law requiring periodic reports and disclosures with regard to the employees of Seller, the Merged Companies or Phoenix of Hendersonville, and all such reports have been filed or furnished in a timely manner and in accordance in all material respects with applicable laws.

     (d) There are no unions representing or claiming to represent any employees of Seller, the Merged Companies or Phoenix of Hendersonville, or strikes, grievances, controversies or other similar disputes pending, or to the Knowledge of Seller, threatened against Seller, the Merged Companies or Phoenix of Hendersonville. There are no pending, or to the Knowledge of Seller, threatened claims of representation

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

by any labor union or other employee group involving an attempt to organize Seller's or the Merged Companies' or Phoenix of Hendersonville's employees.

     5.18.  Contracts.

     (a) Except as set forth in Schedule 5.18(A), none of Seller, the Merged Companies or Phoenix of Hendersonville is a party to or bound by:

          (i) Any contract for the purchase or sale of real property.

          (ii) Any distributor, dealer, sales agency, advertising representative or advertising or public relations contract, agreement or commitment which will involve the payment of more than Fifty Thousand United States Dollars (US$50,000) during Seller's current fiscal year, or which extends beyond July 31, 2002.

          (iii) Any contract, subscription, agreement, option, warrant, right or other commitment regarding the purchase, sale or issuance of limited liability interests or shares of stock, as applicable (or interests therein) of Seller, the Merged Companies or Phoenix of Hendersonville.

          (iv) Any contract, agreement or commitment regarding the testing of any product designed by, or the rights to which are held by, Seller, the Merged Companies or Phoenix of Hendersonville.

          (v) Any contract, agreement or commitment regarding the sale or other disposition of products or services by the Seller or any of the Merged Companies or Phoenix of Hendersonville, or for the purchase of products or services by the Seller or any of the Merged Companies or Phoenix of Hendersonville, which will involve the receipt or payment of more than Fifty Thousand United States Dollars (US$50,000) during Seller's current fiscal year, or which extends beyond July 31, 2002.

          (vi) Any guarantee or indemnification agreement for the benefit of any Person.

          (vii) Any Tax sharing agreements.

          (viii) Any contract, agreement or commitment providing for the incurrence by the Seller or any of the Merged Companies of indebtedness for borrowed money.

          (ix) Any partnership or joint venture agreement.

          (x) Any contract, agreement or commitment pursuant to which any Person is granted a general or special power of attorney by the Seller or any of the Merged Companies or Phoenix of Hendersonville.

          (xi) Any other contract, agreement, commitment, understanding or instrument (A) involving payment or receipt after the date hereof of more than Fifty Thousand United States Dollars (US$50,000) in the aggregate during the current fiscal year of Seller that is not terminable without cost or penalty by the Seller or any of the Merged Companies or Phoenix of Hendersonville on sixty (60) days' or less notice, or (B) that is otherwise material to Seller, the Merged Companies or Phoenix of Hendersonville.

     (b) To Seller's Knowledge, except as set forth in Schedule 5.18(B), none of the other parties to any contracts, leases, agreements, commitments, plans or licenses described in Schedule 5.18(A) has provided notice to Seller, the Merged Companies or Phoenix of Hendersonville that it intends to terminate or materially alter the provisions of such contracts, leases, agreements, commitments, plans or licenses.

     (c) All of the Advertising Agreements have been entered into in the ordinary course of business, consistent with past practice.

     (d) All of the agreements, documents, schedules, and amendments pertaining to the CIT Indebtedness (the "CIT Loan Documents") have been provided to the Buyer by the Seller prior to the Closing Date.

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

     (e) The CIT Indebtedness, the Mid-TN Indebtedness and the Affiliate Indebtedness may be paid by the Buyer as contemplated by Section 2.3(b) without giving notice to, obtaining the consent of, or paying any fee or penalty to any third party, in each case including, without limitation, the parties to the CIT Indebtedness, the Mid-TN Indebtedness and the Affiliate Indebtedness,

     5.19. Status of Contracts. Except as set forth in Schedule 5.19 or in any other Schedule hereto, each of the leases, contracts and other agreements of Seller, the Merged Companies or Phoenix of Hendersonville listed in Schedules 5.11(B), 5.13, 5.15, 5.16 and 5.18(A) (collectively, the "Business Agreements") constitutes a legal, valid and binding obligation of the Seller, the Merged Companies or Phoenix of Hendersonville and, to Seller's Knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles) and is in full force and effect. Except as set forth in Schedule 5.19, the Seller, the Merged Companies or Phoenix of Hendersonville are not, or, to Seller's Knowledge, alleged to be in, material breach or material default under, any of the Business Agreements and, to Seller's Knowledge, no other party to the Business Agreements is in material breach or material default thereunder, and, to Seller's Knowledge, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller, the Merged Companies or Phoenix of Hendersonville, or, to Seller's Knowledge, by any such other party. True and complete copies of all Business Agreements, including any amendments thereto, have been delivered to Buyer.

     5.20.  Environmental Matters.  Except as set forth on Schedule 5.20:

     (a) The Seller, the Merged Companies and Phoenix of Hendersonville have been since the date Seller purchased the Merged Companies or Phoenix of Hendersonville and are in compliance in all material respects with all applicable Environmental Laws with respect to the operation of the Business.

     (b) The Seller, the Merged Companies or Phoenix of Hendersonville own, hold or possess all Governmental Permits required under Environmental Laws for the operation of the Business as currently conducted, and all such Governmental Permits are listed on Schedule 5.14(A).

     (c) The Seller, the Merged Companies or Phoenix of Hendersonville have not been since the date Seller purchased the Merged Companies or Phoenix of Hendersonville or are not subject to any pending or, to Seller's Knowledge, threatened investigation by, order from, claim or notice by or agreement with any Person (including without limitation any prior owner or operator of the Real Property or any other real property) respecting: (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the indoor or outdoor environment or the presence of any Contaminant on, in, at or beneath any Real Property.

     (d) None of the Seller, the Merged Companies or Phoenix of Hendersonville is subject to any pending or, to Seller's Knowledge, threatened judicial or administrative investigation, proceeding, order, judgment, decree or settlement alleging or relating to a violation of or liability under any Environmental Law.

     (e) The Seller, the Merged Companies and Phoenix of Hendersonville have not, and to Seller's Knowledge, no predecessor of Seller, the Merged Companies or Phoenix of Hendersonville, has Released, disposed or arranged for disposal of any Contaminants on, at, in, or beneath: (i) the Real Property, or (ii) except in material compliance with all applicable Environmental Laws, any other site or location including, without limitation, any third party disposal site and any real property formerly leased, owned, operated or otherwise used by Seller, the Merged Companies or Phoenix of Hendersonville.

     (f) No Environmental Encumbrance has attached to the Real Property.

     (g) To the Knowledge of Seller, there are no underground storage tanks located at, in, or beneath the Real Property. No underground storage tanks have been operated or otherwise used by Seller, the Merged Companies or Phoenix of Hendersonville at the Real Property.

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

     (h) To the Knowledge of Seller, no asbestos or asbestos containing material is present on any Real Property.

     (i) The Seller, the Merged Companies and Phoenix of Hendersonville have delivered or made available to Buyer all environmental audits, assessments, studies, sampling results, inspections, and reports arising from or relating to the past or present operations of Seller, the Merged Companies or Phoenix of Hendersonville or any of their predecessors and any real property associated therewith.

     (j) The operation of the Business is in compliance with standards concerning radio frequency radiation exposure recommended in ANSI Standards C95.1-1992 or any subsequently adopted standards to the extent required to be met under applicable Rules and Regulations, OSHA or other applicable Requirements of Law.

     5.21. No Advisor. Except for the retention of Media Services Group, whose fees are included in the Transaction Costs, none of the Seller, the Merged Companies, Phoenix of Hendersonville or any Person acting on their behalf, has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Buyer may be liable.

     5.22. Bank Accounts, Guarantees and Powers. Schedule 5.22 sets forth a list of all accounts and deposit boxes maintained by any of the Seller, the Merged Companies or Phoenix of Hendersonville at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and with access to such boxes.

     5.23. Insurance. Schedule 5.23 contains a list of all insurance policies (specifying (i) the insurer, (ii) the amount of the coverage, (iii) the type of insurance, (iv) the policy number and (v) any currently pending claims thereunder or any claims asserted thereunder or under similar policies since December 31, 1999 maintained by or on behalf of Seller, the Merged Companies or Phoenix of Hendersonville in connection with the Business. All such policies are in full force and effect, and Seller, the Merged Companies and Phoenix of Hendersonville are not in default with respect to any provision contained in any insurance policy. None of the Seller, the Merged Companies or Phoenix of Hendersonville has failed since the date Seller purchased the Merged Companies or Phoenix of Hendersonville to give any notice or present any claim under any insurance policy in due and timely fashion.

     5.24. Indebtedness of Insiders. Except as set forth on Schedule 5.24, no member, manager, officer or employee of Seller, the Merged Companies or Phoenix of Hendersonville are indebted to Seller, the Merged Companies or Phoenix of Hendersonville other than for ordinary employee business-related expenses in excess of One Thousand Five Hundred United States Dollars (US$1,500) per such person.

     5.25. Compliance with FCC Requirements. Except as set forth on Schedule 5.25, the Stations, their physical facilities, electrical and mechanical systems and transmitting and studio equipment are being and have been operated in material compliance with the specifications of the applicable Governmental Permits and with each document submitted in support of such Governmental Permits, and Seller, the Merged Companies, Phoenix of Hendersonville and the Stations are in compliance in all material respects with all Rules and Regulations. Seller, the Merged Companies and Phoenix of Hendersonville have complied in all material respects with all requirements of the FCC and the Federal Aviation Administration with respect to the construction and/or alteration of Seller's or the Merged Companies' or Phoenix of Hendersonville's antenna structures, and "no hazard" determinations for each antenna structure have been obtained, where required, and if required by the Rules and Regulations, such structures are registered with the FCC. Except as set forth on
Schedule 5.25, all material reports and other filings required by the FCC with respect to the Stations, including without limitation items required to be placed in the Stations' public inspection file have been duly and currently filed as of the date hereof, and are true and complete in all material respects and, after the Closing Date, Seller shall furnish to Buyer all information required by the FCC relating to the operation of the Stations prior to the Closing Date. To Seller's Knowledge, there are no facts or circumstances primarily relating to Seller or the Stations which could reasonably be expected to cause the FCC to deny or to materially delay approval of the FCC Consent.

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

     5.26. Books and Records. The Seller's, the Merged Companies' and Phoenix of Hendersonville's books, accounts and records have been maintained in accordance with GAAP, are true, correct and complete in all material respects and all material transactions to which Seller, the Merged Companies or Phoenix of Hendersonville are or have been a party are properly recorded therein.

     5.27. DBBC's Investment Intent. The Cumulus Common Stock being acquired in connection with the transactions contemplated herein by DBBC is being acquired by DBBC solely for DBBC's own account, for investment purposes only, and is not being purchased with a view to or for the resale, distribution or fractionalization thereof. DBBC has no agreement or other arrangement, formal or informal, with any person (with the exception of the Dickey Brothers and Quaestus Management Corporation) to sell, transfer, pledge or subject to any lien any part of the Cumulus Common Stock being acquired or which would guarantee DBBC any profit or protect DBBC against any loss with respect to the Cumulus Common Stock and DBBC has no plans to enter into any such agreement or arrangement. Each of the members of DBBC is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act of 1933, as amended.

     5.28. Disclosure. No representation or warranty of Seller made herein or in the Schedules or in any certificate delivered by or on behalf of Seller herein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. Copies of all documents referred to herein or in the Schedules that have been delivered or made available to Buyer, are correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to DBBC as follows:

     6.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Buyer is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Buyer's operations require that it qualify to transact business as a foreign corporation, except for those jurisdictions where the failure to so qualify is not likely to have a Material Adverse Effect on Buyer's business or financial condition, or the ability of Buyer to lawfully consummate the transactions contemplated by this Agreement in all material respects. Buyer has all requisite corporate power and authority to conduct its operations as currently conducted.

     6.2. Authority of Buyer; Agreement Binding. Buyer has the corporate power and authority to execute and deliver this Agreement and all Buyer Ancillary Agreements and to perform its obligations hereunder. Buyer's execution, delivery and performance of this Agreement has been duly authorized and approved by Buyer's board of directors. This Agreement has been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by the other parties thereto, is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditor's rights generally.

     6.3. Capitalization. As of November 8, 2001, 35,219,416 shares of Cumulus Common Stock consisting of (i) 27,775,796 shares of Class A Common Stock, $.01 par value, (ii) 5,914,343 shares of Class B Common Stock, $.01 par value, and
(iii) 1,529,277 shares of Class C Common Stock were issued and outstanding. In addition, as of November 8, 2001, 130,141 shares of 13 3/4% Series A Cumulative Redeemable Exchangeable Preferred Stock, and 280 shares of 12% Series B Cumulative Preferred Stock of Buyer were issued and outstanding. All of the issued and outstanding shares of Cumulus Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Cumulus

Common Stock to be issued as the Purchase Price will be duly authorized and validly issued and, on the Closing Date, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Cumulus Common Stock issued upon the exercise of the Warrant will be duly authorized for issuance and, if and when issued and delivered by Buyer, will be validly issued, fully paid and non-assessable.

     6.4. Absence of Buyer Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, does not:

     (a) Conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the creation or imposition of any Encumbrance under: (i) any term or provision of the amended and restated articles of incorporation or amended and restated bylaws of Buyer,
(ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject, (iii) any Court Order to which Buyer is a party or by which it is bound, or (iv) any Requirements of Law.

     (b) Require the approval, consent, authorization or act of, or the making by Buyer of any declaration, notification, filing or registration with, any Person, other than the FCC Consent or a notification required to be filed under the HSR Act, except in each case, for any of the foregoing individually or in the aggregate which would not be reasonably be expected to have a material adverse effect on the (i) assets, results of operations or consolidated financial position of the Buyer as a whole, (ii) the value or condition of the Buyer taken as a whole, or (iii) the availability of assets necessary to operate the Buyer as a whole (in each case, other than by reason of one or more events, circumstances, changes, developments, impairments or conditions that adversely affect the radio broadcasting industry generally or any change in a Requirement of Law or accounting principles or materially hinder or impair the consummation of the transactions contemplated hereby.

     6.5. No Litigation. There is no Action pending or, to the knowledge of Buyer, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

     6.6. No Advisor. Neither Buyer nor any Person acting on its behalf has retained any advisor, broker, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Seller may be liable.

     6.7. Disclosure. No representation or warranty of Buyer made herein, or in the certificates of Buyer delivered pursuant to Section 4.3(c) and Section 4.3(d) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such representations, warranties, and certificates not misleading.

                                   ARTICLE 7

                        ACTION PRIOR TO THE CLOSING DATE

     Buyer and Seller covenant and agree to take the following actions, or to cause the following actions to be taken, between the date hereof and the Closing
Date:

     7.1. Investigation of Seller by Buyer. The Seller, the Merged Companies and Phoenix of Hendersonville shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants, consultants and attorneys) reasonable access during normal business hours upon reasonable advance notice to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of Seller, the Merged Companies and Phoenix of Hendersonville to the extent Buyer shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets, the Merged Companies, Phoenix of Hendersonville and the Business as shall be reasonably requested. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller, the Merged Companies and Phoenix of Hendersonville.

     7.2. Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which they know, or in the exercise of reasonable diligence should know, would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date; provided, that this Section shall not prohibit Seller from conducting the Business in the ordinary course or from taking actions reasonably deemed to be in the best interest of the Business. Each party shall promptly notify the others of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Seller shall promptly notify Buyer of any Action or investigation that may be threatened, brought, asserted or commenced against Seller, the Merged Companies or Phoenix of Hendersonville which would have been listed in Schedule 5.5 if such Action or investigation had arisen prior to the date hereof.

     7.3. Consents of Third Parties. Seller and Buyer shall act diligently and use reasonable efforts to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Business Agreement required to be obtained to assign or transfer any such Business Agreements to Buyer or to otherwise satisfy the conditions set forth in Section 8.1(d); provided, however, that Seller shall not make any agreement or understanding affecting the Purchased Assets, the Merged Companies, Phoenix of Hendersonville or the Business as a condition for obtaining any such consents, approvals or waivers except with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

     7.4.  Operations Prior to the Closing Date.

     (a) During the period prior to the Closing Date, Seller, the Merged Companies and Phoenix of Hendersonville shall operate and carry on the Business only in the ordinary course and substantially as presently operated. Consistent with the foregoing, Seller, the Merged Companies and Phoenix of Hendersonville shall use their reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with Seller, the Merged Companies and Phoenix of Hendersonville.

     (b) Notwithstanding Section 7.4(a), except as set forth in Schedule 7.4(B), except as expressly contemplated by this Agreement, or except with the express prior written consent of Buyer, none of the Seller, any of the Merged Companies or Phoenix of Hendersonville will:

          (i) Make any material change in Seller's or the Merged Companies' or Phoenix of Hendersonville's operations.

          (ii) Cease to operate the Business in substantial accordance with the FCC Licenses and applicable FCC requirements, Rules and Regulations.

          (iii) Apply to the FCC for any construction permit or modification of license which would alter the Business' present operation in any materially adverse manner.

          (iv) Transfer any of the Governmental Permits.

          (v) Make any capital expenditure or enter into any contract or commitment therefor in excess of Twenty-Five Thousand United States Dollars (US$25,000), except to the extent necessary to comply with Requirements of Law or the Governmental Permits with Buyer's prior written consent thereto.

          (vi) Enter into any contract, agreement, undertaking or commitment which would have been required to be set forth in Schedule 5.18(A) if in effect on the date hereof or enter into any contract, agreement, undertaking or commitment which cannot be assigned to Buyer or a permitted assignee of Buyer under Section 12.4.

          (vii) Enter into any contract for the purchase of real property or for the sale of any Owned Real Property or exercise any option to purchase real property listed in Schedule 5.11(A) or any option to extend a lease listed in Schedule 5.11(B).

          (viii) Sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any of their Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets or the Merged Companies or Phoenix of Hendersonville other than inventory and other immaterial amounts of personal property sold or otherwise disposed of in the ordinary course of business and other than Permitted Encumbrances.

          (ix) Cancel any debts owed to or claims held by them (including the settlement of any Action) other than in the ordinary course of business.

          (x) Create, incur, guarantee or assume, any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligation (as defined in Statement of Financial Accounting Standards No. 13).

          (xi) Accelerate or delay collection of any notes or accounts receivable generated by Seller, the Merged Companies or Phoenix of Hendersonville in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business.

          (xii) Accelerate or delay payment of any account payable or other liability (including but not limited to trade payables) of Seller, the Merged Companies or Phoenix of Hendersonville beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business, unless such acceleration or delay is necessary or desirable in light of the financial condition of the maker of the note or the account party and Buyer's prior written consent thereto has been obtained.

          (xiii) Make any payment of cash or distribution of assets to any Person other than pursuant to contracts and agreements relating to the Business that have been entered into in the ordinary course of business (other than distributions to provide funds for the payment of federal and state income tax liabilities of the members of DBBC resulting from the attribution to such members of the income of DBBC).

          (xiv) Make any change in the accounting policies applied in the preparation of the Seller Financial Statements, except as required by GAAP or with respect to the Agreed GAAP Exceptions.

          (xv) Make any changes in current wages, bonuses, benefits or other terms or conditions of employment outside the ordinary course of business.

          (xvi) In the case of the Merged Companies and Phoenix of Hendersonville, guaranty, agree to pay or otherwise become liable for any debts or obligations of the Seller.

          (xvii) Declare or pay any distributions other than distributions to provide funds for the payment of federal and state income tax liabilities of the members of DBBC resulting from the attribution to such members of the income of DBBC, which distributions are disclosed in writing to Buyer.

          (xviii) Agree to take any action specified in subsections (i) through
     (xvii) of this Section 7.4(b).

     7.5. Antitrust Law Compliance. Buyer and Seller shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby, and Buyer shall bear the costs and expenses of their respective filings and shall pay their respective filing fees in connection therewith. Buyer and Seller shall use their respective reasonable best efforts to make such filings promptly (and in any event within ten (10) business days) following the date hereof, to respond to any requests for additional information made by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date. Each party warrants that all such filings by it will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act and any rules and regulations promulgated thereunder. Buyer and Seller agree to make available to each other such information as any of them may reasonably request relative to the business, assets and property of each of them (or of the Merged Companies or Phoenix of Hendersonville) as may be required of any of them to file any additional information requested by the above-referenced federal agencies under the HSR Act and any rules and regulations promulgated thereunder.

     7.6.  FCC Consent and Control of Stations.

     (a) It is specifically understood and agreed by Buyer and Seller that the Closing shall be in all respects subject to, and conditioned upon, the receipt of prior FCC Consent. Buyer and Seller shall prepare and file with the FCC as soon as practicable but in no event later than ten (10) business days after the execution of this Agreement, all requisite applications and other necessary instruments and documents to request the FCC Consent. After the aforesaid applications, instruments and documents have been filed with the FCC, Buyer and Seller shall prosecute such applications with all reasonable diligence and take all steps reasonably necessary to obtain the requisite FCC Consent. No party hereto or the Merged Companies or Phoenix of Hendersonville shall take any action that such party knows or should know would adversely affect obtaining the FCC Consent, or adversely affect the FCC Consent becoming a Final Order. Buyer shall pay all FCC filing or transfer fees relating to the transactions contemplated hereby irrespective of whether the transactions contemplated by this Agreement are consummated and irrespective of whether such fees are assessed before or after the Closing; provided, that fifty percent (50%) of such filing or transfer fees shall be deemed to be Transaction Costs.

     (b) Between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operation of the Stations. Such operation, including complete control and supervision of all programs, employees and policies, shall be the sole responsibility of Seller, the Merged Companies and Phoenix of Hendersonville. Neither title nor right to possession of the Purchased Assets or the Merged Companies shall pass to Buyer until the Closing, but Buyer shall, however, be entitled to reasonable inspection of the Stations, the Business, the Merged Companies, Phoenix of Hendersonville and the Purchased Assets (upon reasonable prior notice) during normal business hours with the purpose that an uninterrupted and efficient transfer of the assets and business of the Stations may be accomplished. After the Closing, the Seller shall not have the right to control the Stations, and the Seller shall not have reversionary rights in the Stations.

     7.7. Other Governmental Approvals. Promptly following the execution of this Agreement, Buyer and Seller shall proceed to prepare and file with the appropriate governmental authorities any other requests for approvals or waivers, if any, that are required from other governmental authorities in connection with the Closing, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approvals or waivers and all proceedings necessary to secure such approvals and waivers.

     7.8. Environmental Audits. Within thirty (30) days of the execution of this Agreement, Buyer shall initiate a Phase 1 environmental study, which may include a review of compliance with Environmental Laws, and, within fifteen (15) days after the Phase I audit report is delivered to Buyer, if appropriate or necessary, a Phase 2 environmental audit of the Owned Real Property conducted by an environmental firm selected by Buyer (the "Environmental Audits"). A Phase 2 audit will only be deemed to be necessary or appropriate if, in Buyer's sole judgment, the Phase 1 audit reveals evidence of material non-compliance or a material breach of the representations and warranties set forth in Section 5.20, the scope of which cannot be assessed without conducting a Phase 2 audit. If either of the Environmental Audits reveals a condition of material non-compliance with any Environmental Law or a material breach of the representations and warranties set forth in Section 5.20, then (i) if such remedy is capable of completion prior to Closing, Seller shall remedy the condition of material non-compliance or material breach of representations and warranties prior to Closing, or (ii) if such remedy is not capable of completion prior to Closing, Seller shall provide to Buyer an agreement reasonably acceptable to Buyer among Buyer, Seller and a third party contractor approved by Buyer, which agreement provides for the completion of the remedy at Seller's expense within a reasonable time after Closing and for the payment by Seller of any penalties required by any Governmental Bodies. Notwithstanding anything in this Section 7.8 to the contrary, if the cost of such remedy exceeds Twenty-Five Thousand United States Dollars (US$25,000), then Seller may decline to undertake the remedy, in which case Buyer shall have

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

the unrestricted right to terminate this Agreement immediately, and, in the event of such termination, no party shall have any liability to any other party under this Agreement. If Buyer elects to terminate this Agreement as provided in the preceding sentence, then Buyer shall have no obligation to reimburse Seller as contemplated in Section 8.3.

     7.9. Shareholder Meeting; SEC Filings. Buyer shall duly call and hold a meeting of its shareholders (the "Buyer Shareholders Meeting") as soon as reasonably practicable for the purpose of approving the payment of the Purchase Price, including the issuance of the shares of Cumulus Common Stock pursuant to
Article 3 and the transactions contemplated by this Agreement. Buyer shall include in the proxy statement issued to its shareholders (the "Buyer Proxy Statement") the recommendation of the Special Committee of its Board of Directors that its shareholders vote in favor of the issuance of the Cumulus Common Stock as consideration for the Purchase Price, subject to the duties of the Special Committee of the Board of Directors of the Buyer to make any further disclosure to the shareholders (which shall not, unless expressly stated, constitute a withdrawal or adverse modification of such recommendation). Buyer shall give Seller a reasonable opportunity to review and comment on the Buyer Proxy Statement before it is filed with the Securities and Exchange Commission ("SEC"). In connection with such meeting and the transactions contemplated hereunder, Buyer will (i) prepare and file with the SEC, use reasonable efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as is practical the Buyer Proxy Statement and any and all amendments or supplements thereto and all other materials appropriate for such meeting; (ii) use its reasonable best efforts to obtain the necessary shareholders vote to approve the transactions contemplated hereby; and (iii) otherwise comply with all legal requirements applicable to such meeting.

                                   ARTICLE 8

                             CONDITIONS TO CLOSING

     8.1. Conditions to the Obligations of Buyer. The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     (a) No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of Seller contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer, provided, that for this purpose all qualifications and exceptions contained in such representations and warranties relating to materiality or any similar standards or qualifications shall be disregarded, provided, further, however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all breaches of such representation and warranties, without giving effect to such qualifications and exceptions relating to materiality or any similar standards or qualifications, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by a Manager of Seller.

     (b) Opinion of Seller's Counsel. The Buyer shall have received from DSMO, counsel to Seller, an opinion in form and substance reasonably acceptable to Buyer.

     (c) No Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed by Seller.

     (d) Necessary Consents. Seller shall have received consents, in form and substance reasonably satisfactory to Buyer, to the assignments of the Business Agreements specified in Schedule 8.1(D) (being all material Business Agreements which require the consent of any person to the assignment thereof).

     (e) Absence of Investigations and Proceedings. Except for governmental investigations relating to the broadcast industry generally, or as set forth on
Schedule 8.1(E), there shall be no Action or investigation pending before any Governmental Body or by any Person, and no proceeding before or by any commission, agency or other administrative or regulatory body or authority pending to which Seller, the Merged Companies or Phoenix of Hendersonville are a party or to which the Business or the Purchased Assets are subject, including any with respect to condemnation, zoning, use or occupancy, whose resolution would have a Material Adverse Effect on the ability of Buyer to operate the Business or to use or acquire the Purchased Assets, the Merged Companies or Phoenix of Hendersonville in the same manner as operated and used by Seller, the Merged Companies or Phoenix of Hendersonville or as currently proposed to be used by Seller, the Merged Companies or Phoenix of Hendersonville. Without limiting the generality of the foregoing, no Action or proceeding or formal investigation by any Person or Governmental Agency shall be pending with the object of challenging or preventing the Closing and no other proceedings shall be pending with such object or to collect damages from Buyer on account thereof and for which Buyer is not indemnified hereunder. No Action or proceeding shall be pending before the FCC or any governmental authority to revoke, modify in any material respect or refuse to renew any of the Governmental Permits. No suit, action or other proceeding shall be pending before any court or governmental authority in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby.

     (f) No Restraint. The waiting period under the HSR Act shall have expired or been terminated and no Court Order shall have been issued and be in effect which restrains or prohibits any material transaction contemplated hereby.

     (g) Instruments of Assignment, Transfer and Conveyance. Seller shall have executed and delivered to Buyer the Bill of Sale and Assignment Agreement in form and substance reasonably acceptable to Buyer and Seller and such other Closing documents as shall have been reasonably requested by Buyer, all in form and substance reasonably acceptable to Buyer's counsel.

     (h) Real Property. Seller shall have delivered to Buyer the documents specified in Section 4.2(r)-(w).

     (i) No Amendment to Disclosure Schedules. There shall have been no amendment to the Schedules delivered to Buyer by Seller as of the date of this Agreement, except as permitted by Section 12.3.

     (j) Governmental Consents. The FCC Consent shall have been issued, and shall, at Closing, be a Final Order and in full force and effect and shall contain no provision materially adverse to Buyer. All other authorizations, consents and approvals of any and all Governmental Bodies necessary in connection with the consummation of the transactions contemplated by this Agreement specified in Schedule 8.1(J) (being those which Buyer is required by applicable law or regulation to operate the Business) shall have been obtained and be in full force and effect, unless Buyer in writing agrees otherwise.

     (k) Governmental Permits. Seller, the Merged Companies or Phoenix of Hendersonville shall be the holders of the Governmental Permits and there shall not have been any modification of any of such Governmental Permits which would have an adverse effect on the Stations or the conduct of the Business. The Business shall be operating in substantial compliance with the FCC Licenses and all FCC requirements, rules and regulations and no proceeding shall be pending or, to Seller's Knowledge, threatened, the effect of which would be to revoke, cancel, fail to renew, suspend or modify adversely any of the Governmental Permits.

     (l) Fairness Opinion. The Board of Directors of Buyer shall have received an unqualified opinion of Houlihan Lokey Howard & Zukin, in form and substance acceptable to the Special Committee of the Board of Directors of the Buyer, in its sole discretion, to the effect that the transactions contemplated by this Agreement are fair to the shareholders of Buyer (i) as of the signing date of this Agreement and (ii) as of a date not earlier than sixty (60) days prior to the Closing of the transactions contemplated hereby.

     (m) Financing. Buyer shall have obtained the necessary financing to complete the transactions contemplated by this Agreement on terms and conditions satisfactory to Buyer in its sole discretion.

     (n) Shareholder Approval. The shareholders of Buyer shall have approved the transactions contemplated by this Agreement.

     (o) Merger Opinion. Buyer shall have received the opinion of Jones, Day, Reavis & Pogue.

     (p) Environmental Audits. Pursuant to Section 7.8 hereof, Seller shall have corrected any material non-compliance with any Environmental Law and any material breaches of the Environmental Matters representations and warranties set forth in Section 5.20.

     Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at the Closing Seller delivers to Buyer a written notice specifying in reasonable detail the failure of any such conditions or the breach by Seller of any of the representations or warranties of Seller herein, and nevertheless Buyer proceeds with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against Seller by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.

     8.2. Conditions to the Obligations of Seller. The obligations of Seller shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     (a) No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller, provided, that for this purpose all qualifications and exceptions contained in such representations and warranties relating to materiality or any similar standards or qualifications shall be disregarded, provided, further, however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all breaches of such representation and warranties, without giving effect to such qualifications and exceptions relating to materiality or any similar standards or qualifications, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by the President or any Vice President of Buyer.

     (b) No Suit. No Action or investigation shall be pending before or by any Governmental Body or by any Person questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

     (c) No Restraint. The waiting period under the HSR Act shall have expired or been terminated, and no Court Order shall have been issued and be in effect which restrains or prohibits any material transaction contemplated hereby.

     (d) Assumption Agreement. Buyer shall have executed and delivered to Seller the Assumption Agreement in the form of Exhibit A hereto.

     (e) Governmental Consents. The FCC Consent shall have been issued, and shall, at Closing be in full force and effect and shall contain no provision materially adverse to Seller. All other authorizations, consents and approvals of any and all Governmental Bodies necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, unless Seller in writing agrees otherwise.

     (f) No Buyer Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been no material adverse effect on the value of the Cumulus Common Stock as a whole (other than by reason of one or more events, circumstances, changes, developments, impairments or conditions (political, regulatory or otherwise) that adversely affect the radio broadcasting industry generally or any change in a Requirement of Law or accounting principles; and there shall have been delivered a certificate to such effect, dated the Closing Date, signed by Buyer.

     (g) Shareholder Approval. The shareholders of Buyer shall have approved the transactions contemplated by this Agreement.

     (h) Merger Opinion.  Seller shall have received the opinion of DSMO.

     Notwithstanding the failure of any one or more of the foregoing conditions, Seller may, at its option, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at the Closing Buyer delivers to Seller a written notice specifying in reasonable detail the failure of any of such conditions or the breach by Buyer of any of the representations or warranties of Buyer herein, and nevertheless Seller proceeds with the Closing, Seller shall be deemed to have waived for all purposes any rights or remedies it may have against Buyer by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.

     8.3.  Reimbursement of Expenses.  If all of the conditions set forth in
Section 8.1 have been satisfied, and Buyer fails to consummate the transactions contemplated by this Agreement in breach hereof, then Buyer shall promptly reimburse Seller for all of the expenses actually incurred by Seller in connection with the transactions contemplated by this Agreement; provided, however, that this reimbursement shall not exceed Two Hundred Fifty Thousand United States Dollars (US$250,000). DBBC will provide reasonable documentation of such expenses and will afford Buyer the opportunity to verify and confirm such expenses.

                                   ARTICLE 9

                      ADDITIONAL AGREEMENT OF THE PARTIES

     9.1.  Conveyance and Transfer of Owned Real Property.

     (a) Not less than fifteen (15) days prior to Closing, Seller shall deliver to Buyer surveys (the "Surveys") of the Owned Real Property made by a registered land surveyor bearing a certificate addressed to Buyer and Buyer's title insurance company, signed by the surveyor, certifying that the survey was actually made on the ground and that there are no Encumbrances reasonably capable of being shown on a physical survey except as shown on the surveys, and complying with the 1990 minimum detail requirements for ALTA/ACSM Land Title Surveys, or a lesser standard provided that Buyer's title insurance company accepts the Surveys for purposes of deleting any title exception for Survey matters.

     (b) At the Closing, Seller shall deliver a special warranty deed to the Owned Real Property in form reasonably acceptable to Buyer and its counsel with good and marketable title, free and clear of all mortgages, liens, charges or other Owned Real Property Encumbrances except for Permitted Encumbrances and such other matters that do not materially adversely affect the use and operation of the Owned Real Property.

     (c) At the Closing, Seller shall deliver to Buyer a standard 1992 Form B ALTA fee owner's title insurance policy insuring title to the parcel of the Owned Real Property in the name of Buyer evidencing that Buyer has good and marketable title, free and clear of all Encumbrances except for Owned Real Property Permitted Encumbrances, in the amount of US$500,000, to be issued by Chicago Title Insurance Company or another reputable title insurance company qualified to conduct title insurance business in Tennessee and acceptable to Buyer, covering fee simple title to the Owned Real Property and showing title in Buyer, containing a zoning 3.1 endorsement, an extended coverage endorsement, an access endorsement and a tax parcel identification endorsement.

     (d) If the title policy or policies contemplated by Section 9.1(c) hereof cannot be issued at Closing, DBBC shall cause to be delivered to Buyer at Closing a marked-up unconditional binder(s) for such insurance dated as of the Closing Date, in a form approved by Buyer and otherwise in accordance with the conditions described hereinabove.

     (e) Buyer shall pay all premiums and other expenses relating to the Surveys and title insurance policies and/or commitments contemplated by this Section 9.1, including, without limitation, the title insurance premiums and all charges for endorsements.

     (f) At the Closing, Buyer shall pay all transfer taxes applicable to the conveyance of the Owned Real Property.

     9.2.  Taxes.

     (a) Buyer shall prepare and file or cause to be prepared and filed all Tax Returns for the Merged Companies and their subsidiaries for all periods ending on or prior to the Closing Date which are due after the Closing Date. Buyer shall permit Seller to review and approve such Tax Returns prior to their filing, which approval shall not be unreasonably withheld. Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) reported on such Tax Returns, and shall reimburse Buyer for such Taxes, except to the extent such Taxes are reflected as a liability or accrued on the Final Balance Sheet. With respect to any Straddle Period, Buyer shall prepare and file or cause to be prepared and filed any Tax Returns for the Merged Companies and their subsidiaries. Buyer shall permit Seller to review and approve such Tax Returns prior to their filing, which approval shall not be unreasonably withheld. Buyer shall be liable for and shall pay (i) all Taxes reflected as a liability on the Final Balance Sheet; and (ii) all Taxes (whether assessed or unassessed) applicable to the operation of the Business, in each case attributable to periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing. For purposes of this Section 9.2(a), any Straddle Period shall be treated on a "closing of the books" basis as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date, provided, however, that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

     (b) Notwithstanding Section 9.2(a), any Tax attributable to the sale, transfer or delivery of the Purchased Assets or the Merged Companies (but in no event including any income Tax) shall be borne and paid by Buyer. Buyer and Seller agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

     (c) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 9.2. Within a reasonable time prior to the payment of any said Tax, the party paying said Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

     (d) Buyer shall promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may materially affect the Tax liabilities for which Seller would be required to indemnify Buyer pursuant to paragraph (a) of this Section 9.2. Seller shall have the sole right to control any Tax audit or administrative or court proceeding relating to taxable periods ending at the time of or before the Closing, and to employ counsel of its choice at its sole expense. In the case of any Straddle Period, Seller shall be entitled to participate at its sole expense in any Tax audit or administrative or court proceeding relating in whole or in part to Taxes attributable to the portion of such Straddle Period ending at the time of the Closing and, with the written consent of Buyer, and at Seller's sole expense, may assume the entire control of such audit or proceeding. Neither Buyer nor any of its Affiliates may settle any Tax claim for any taxable year or period ending at or before the time of the Closing (or for the portion of any taxable year or period ending on the Closing) which may be the subject of indemnification by Seller under

Section 9.2(a) without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

     (e) After the Closing, Seller and Buyer shall (and cause their respective Affiliates to):

          (i) Make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes relating to the Business, the Purchased Assets or the Merged Companies.

          (ii) Provide timely notices to the other in writing of any pending or threatened Tax audits or assessments relating to the Business, the Purchased Assets or the Merged Companies for taxable periods for which the other may have a liability under this Section 9.2.

          (iii) Furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

     9.3.  Business Employees and Employee Benefit Plans.

     (a) Prior to Closing, Seller will provide Buyer a list of all employees employed by DBBC, the Merged Companies or Phoenix of Hendersonville ("Business Employees") as of a date not more than sixty-five (65) business days before the Closing. DBBC shall also provide Buyer reasonable access to its personnel records for Business Employees. After notification of the FCC Consent and as of the Closing Date, Seller will terminate, and Buyer will offer at-will employment to the Business Employees employed by Seller upon terms and conditions of employment that are no less favorable in the aggregate to the terms of such employees' employment by Seller before Closing. Seller shall allow Buyer reasonable access to Business Employees for purposes of extending offers of employment.

     (b) Seller will bear the cost and expense of all workers' compensation claims asserted and arising out of any injury sustained by Business Employees on or before the Closing Date.

     (c) Seller shall be responsible for, and shall indemnify and hold Buyer harmless from, the payment of any severance pay or unemployment compensation, or other claims made by any Business Employee who is terminated by Seller before Closing and who does not accept employment with Buyer.

     (d) Seller, the Merged Companies and Phoenix of Hendersonville shall be responsible for, and shall indemnify and hold Buyer harmless from, any and all Losses and Expenses relating to claims asserted by any Business Employees under the WARN Act and any similar state or local law, rule, regulation or order respecting notice of termination with respect to employment actions taken by Seller after the Closing Date.

     (e) Except as provided otherwise in Section 9.3(f) and Section 9.3(g) effective as of Closing, Buyer shall not assume the sponsorship of any of Seller's or the Merged Companies' or Phoenix of Hendersonville's Employee Plans under which benefits are provided to Business Employees. Prior to Closing, Seller shall terminate any and all Pension Plans covering employees or former employees of Seller. Within sixty (60) days after the Closing Date, Seller shall file with the IRS, at Seller's expense, an application for determination upon termination of each Pension Plan under this subsection. Upon receipt of a favorable determination from the IRS with respect to such termination, Seller shall cause, at the election of a transferred employee, the direct rollover of such transferred employee's benefit under the Pension Plan terminated to an eligible retirement plan of Buyer. Seller shall use commercially reasonable efforts to secure such favorable determination by the IRS within two hundred seventy (270) days after the Closing Date.

     (f) Except as expressly provided in this Section 9.3(f), Seller shall retain all responsibility and liability for any health care continuation coverage required to be provided under Section 4980 of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA Obligations") to Business Employees (and their spouses and dependents) terminated by Seller prior to the Closing Date. Notwithstanding the preceding sentence, Buyer shall assume all liability and responsibility for any COBRA Obligations to any Business Employee who accepts employment with Buyer as of the Closing Date and whose employment is terminated by Buyer after the Closing Date. Seller agrees to indemnify and hold Buyer harmless as to any and all Losses and Expenses that may be incurred by Buyer as a consequence of the failure of Seller, the Merged Companies or Phoenix of Hendersonville to fulfill their COBRA Obligations arising prior to the Closing Date with respect to any Business Employee or former employee of Seller, the Merged Companies or Phoenix of Hendersonville or any qualified beneficiary of any such employee (as defined in Section 4980B(g)(1) of the Code).

     (g) Effective as of the Closing Date, each Business Employee who accepts Buyer's offer of employment as of the Closing Date shall be eligible to participate in the various employee benefit plans maintained by or on behalf of Buyer including any retirement, health, disability, dental and life insurance plans, subject to the terms and conditions of each applicable plan. With respect to such plans, Buyer shall (i) waive any waiting period for Business Employees and their dependents, and (ii) waive any pre-existing condition exclusion or limitation for Business Employees and their dependents except to the extent that such exclusion or limitation applied to such individual under the Employee Plans of Seller and members of Seller's Controlled Group immediately prior to the Closing; provided, that notwithstanding such exclusions or limitations, solely for the purpose of eligibility and vesting and not for accruals of benefits, Business Employees shall be credited with time elapsed and/or hours of service under the Employee Plans of Seller. Seller shall retain all liability with respect to any and all medical, dental, or disability claims and expenses due to the illness or injury of any Business Employees terminated prior to the Closing Date which illness or injury occurs prior to the Closing Date; provided, however, that Buyer shall assume liability with respect to such claims and expenses for which proper accruals or reserves are included in the Final Balance Sheet, but any such liability shall be limited to the extent of such accruals or reserves. Claims for long-term disability benefits by Business Employees arising out of occurrences prior to the Closing Date shall be covered by the applicable Employee Plans of Seller and members of Seller's Controlled Group in accordance with the terms of such Plans, and not by Buyer or any of Buyer's plans. Neither Buyer nor any member of its Controlled Group shall be liable for payment of any disability benefit due to disabled employees of Seller (such employees listed in Schedule 9.3(G)) who, prior to the Closing Date, are in the waiting or qualifying period for disability benefits. After the Closing, Seller shall be responsible for disability benefits payable to such employees under the applicable disability plan maintained or sponsored by Seller.

     9.4. Post-Closing Remittances. If, after the Closing Date, Seller shall receive any remittance from any account debtors with respect to any accounts or notes receivable included in the Purchased Assets, Seller shall endorse such remittance to the order of Buyer and forward it to Buyer promptly following receipt thereof.

     9.5. Insurance After Closing. After the Closing, Buyer will maintain insurance coverage against risk arising from its operation of the Business, which coverage is substantially similar to the coverage maintained by Buyer with respect to its other assets and operations.

     9.6. Financial, Sales and FCC Reports. Within thirty (30) days after the end of each month ending after the date hereof, Seller will furnish Buyer with a copy of Seller's operating statements (updated from, and substantially in, the form of operating statement attached hereto as Schedule 9.6), together with any monthly sales, collection or pacing reports, and will furnish to Buyer within ten (10) days after filing all reports filed with the FCC with respect to the Business or the Merged Companies after the date hereof. Seller will furnish to Buyer within five (5) business days of receipt copies of any correspondence, Actions, filings, or complaints filed by any Person with, or received from, the FCC. All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in Section 5.6. In addition, Seller will furnish upon request Buyer with copies of regular management reports, if any, concerning the operation of the Business or the Merged Companies within ten (10) days after such reports are prepared. The operating statements and other reports required by this Section 9.6 include all assets, liabilities, income, expense and cash flow related to the Business, the Merged Companies and Phoenix of Hendersonville.

     9.7. Public Announcement. Seller will cause each Station to publish and broadcast a public notice concerning the filing of the application for assignment of the Governmental Permits in accordance with the requirements of the FCC's Rules. As to any other announcements, no party hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without the prior approval of the other parties hereto which shall not be unreasonably withheld except as and to the extent that such party shall be obligated by law, rule or regulation, in which case the other party shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

     9.8. Fees of Buyer's Counsel. Buyer shall pay all fees and expenses then owed to Gardner, Carton & Douglas by Buyer in connection with the transactions contemplated by this Agreement immediately prior to Closing by wire transfer in immediately available funds. In no event shall Seller be responsible for any such fees or expenses. Buyer and Seller agree that for the purposes of this
Section 9.8, Gardner, Carton & Douglas shall be considered to be a third party beneficiary to this Agreement, notwithstanding Section 12.4(b). In no event will Seller be liable for the fees of Buyer's counsel.

                                   ARTICLE 10

                                  TERMINATION

     10.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

     (a) By the mutual consent of Buyer and Seller.

     (b) By Buyer or Seller if the Closing shall not have occurred on or before December 31, 2002 (or such later date as may be mutually agreed to by Buyer and Seller).

     (c) By Buyer or Seller if a Final Order (unless waived by Buyer) shall not have been issued on or before December 31, 2002.

     (d) By Buyer in the event of any material breach by the Seller of its agreements, representations or warranties contained herein and the failure of Seller to cure such breach within fourteen (14) days after receipt of notice from Buyer requesting such breach to be cured.

     (e) By Seller in the event of any material breach by Buyer of any of Buyer's agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within fourteen (14) days after receipt of notice from Seller requesting such breach to be cured.

     (f) By Buyer or Seller if any court shall have issued a Court Order or if any Governmental Body shall have issued a decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

     10.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other parties to this Agreement.

     10.3. Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article 10, all further obligations of the parties under this Agreement (other than Sections 12.2, and 12.7) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

                                   ARTICLE 11

                                INDEMNIFICATION

     11.1.  Indemnification by Seller.

     (a) Notwithstanding any investigation made by or on behalf of Buyer, Seller agrees to indemnify and hold each Buyer Group Member harmless from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

          (i) Any breach or failure by Seller of any of its respective covenants, agreements or obligations arising under this Agreement or any Seller Ancillary Agreement.

          (ii) Any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto.

          (iii) Any Excluded Liability.

          (iv) Seller's ownership, use or operation of the Business prior to the Closing Date.

          (v) The operation of DBBC, the Merged Companies or Phoenix of Hendersonville prior to the Closing Date pertaining but not limited to, compliance with any Requirements of Law, Environmental Laws, Governmental Permits, Tax Returns, ownership, occupation, possession and use of any real property or Employee Plans.

     (b) Notwithstanding anything to the contrary contained herein:

          (i) Seller shall be required to indemnify and hold Buyer harmless for any claims asserted solely pursuant to clauses (i) and (ii) of Section 11.1(a) with respect to any Losses and Expenses incurred by a Buyer Group Member only to the extent that the aggregate amount of such Claim exceeds Two Hundred and Fifty Thousand United States Dollars (US$250,000); and

          (ii) The aggregate amount required to be paid by Seller pursuant to clauses (i) and (ii) of Section 11.1(a) shall not exceed the amount represented by the Indemnity Obligation Escrowed Shares (except to the extent the indemnification obligation is based on Seller's intentional fraud).

     (c) The indemnification provided for in this Section 11.1 shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Buyer Group Member under this Section 11.1 thereafter), except that the indemnification by Seller shall continue as to any event, fact or circumstance of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, with respect to which the indemnification obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this Article 11, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses in accordance with this Article 11.

     11.2.  Indemnification by Buyer.

     (a) Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

          (i) Any breach or failure by Buyer of any of its covenants, agreements, or obligations arising under this Agreement or any Buyer Ancillary Agreement.

          (ii) Any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto.

          (iii) Buyer's ownership, use or operation of the Business after the Closing Date.

          (iv) Any Assumed Liability or Assumed Commitment.

     (b) Notwithstanding anything to the contrary contained herein:

          (i) Buyer shall be required to indemnify and hold Seller harmless for any claims asserted solely pursuant to clauses (i) and (ii) of Section 11.2(a) with respect to any Losses and Expenses incurred by a Seller Group Member only to the extent that the aggregate amount of such Claim exceeds Two Hundred and Fifty Thousand United States Dollars (US$250,000); and

          (ii) The aggregate amount required to be paid by Buyer pursuant to clauses (i) and (ii) of Section 11.2(a) shall not exceed Five Million United States Dollars (US$5,000,000).

     (c) The indemnification provided for in this Section 11.2 shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Seller Group member under this Section 11.2 thereafter), except that the indemnification by Buyer shall continue as to any event, fact or circumstance of which any Seller Group Member has notified Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, with respect to which the indemnification obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article 11, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expense in accordance with this Article 11.

     11.3. Notice of Claims. Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the "Indemnified Party") shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder ("Claim") and shall include in such Claim Notice (if then known) each item of actual or prospective Loss (including the amount thereof if reasonably ascertainable), the date on which such Loss is or will be incurred (if reasonably ascertainable), the amount or the method of computation of the amount of each such Loss, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any Action by or against a third Person as to which indemnification will be sought shall be given within fourteen
(14) days after the Indemnified Party receives summons, process, or other notice of such Action.

     11.4. Third Person Claims. In any third Person Action against the Indemnified Party as to which indemnification will be sought from the Indemnitor hereunder, the Indemnitor may elect, but shall not be required, to conduct and control, through counsel of its choosing, the defense of any such third Person Action only if the Indemnitor has, within fourteen (14) days after Indemnitor's receipt of the Claim Notice, agreed in writing to undertake such defense at its expense. If the Indemnitor so assumes the defense and subsequently determines in good faith that the Claim is not subject to indemnification hereunder, the Indemnitor may withdraw from the defense of the Indemnified Party, provided that the Indemnitor shall, at Indemnitor's expense, take all actions reasonably necessary (and shall instruct its counsel to take all actions reasonably necessary) to transition the defense of the matter to other counsel, and provided further, that the Indemnitor shall have no claim against the Indemnified Party for recovery of fees, costs and expenses incurred prior thereto. In any case in which the Indemnitor elects to exercise its option hereunder, the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has elected to conduct and control the defense thereof. The Indemnitor shall not, without the written consent of the Indemnified Party which consent will not be unreasonably withheld or delayed, pay, compromise or settle any such third Person Action; provided, that the Indemnified Party shall be obligated to provide its consent if such compromise or settlement includes a release for the Indemnified Party of all liability with respect to the matter being compromised or settled, a reimbursement of the Indemnified Party's Losses and Expenses incurred in connection with the Third Party Action, and a provision that denies any liability for the claim asserted in the Third Party Action. Notwithstanding anything to the contrary contained herein, the failure of the

Indemnitor to agree in writing as provided pursuant to the first sentence of this Section 11.4 shall not affect the Indemnified Party's rights against such Indemnitor hereunder.

     11.5. Indemnification Funds. The Indemnity Obligation Escrowed Shares shall constitute the sole source of assets for satisfaction of any liabilities of DBBC arising under this Article 11 (other than indemnity obligations arising out of intentional fraud). Any Claim by Buyer shall be increased by an amount equal to the reasonable costs of registering and liquidating the Indemnity Obligation Escrowed Shares necessary to satisfy the Claim, irrespective of when or if such registration is undertaken.

     11.6. Exclusive Remedy. The indemnification provided by this Article 11 constitutes the parties' exclusive remedies for any and all post-Closing matters with respect to the transactions contemplated by this Agreement; provided, that this Article shall not prohibit any causes of action that may exist for fraud or the remedies of specific performance or declaratory relief; and provided further, that any monetary or other claims joined with a claim for specific performance, rescission or declaratory relief shall be subject to all of the terms, conditions and limitations contained in this Agreement.

     11.7. Subrogation. To the extent that an Indemnitor has discharged any Claim for indemnification hereunder, the Indemnitor shall be subrogated to all rights of the Indemnified Party against any Person to the extent of the Losses and Expenses that relate to such Claim; provided, however, the Indemnitor shall not be subrogated to any claim against any Person who would have recourse therefor against the Indemnified Party. The Indemnified Party shall, upon written request by the Indemnitor following the discharge of such claim, execute an instrument necessary to evidence such subrogation rights.

     11.8.  Adjustment to the Purchase Price.  Any payment made pursuant to this
Article 11 shall be net of any cash tax benefit attributed to the Losses and Expenses that have actually been realized by the Indemnified Party and shall be treated as an adjustment to the Purchase Price.

                                   ARTICLE 12

                               GENERAL PROVISIONS

     12.1. Notices. Any notice, request, instruction or other document to be given hereunder shall be in writing and (a) delivered personally; (b) sent by reputable overnight courier (including Federal Express); or (c) transmitted by facsimile, according to the instructions set forth below. Such notices shall be sent to the following addresses and/or facsimile numbers and shall be deemed given: (x) if delivered personally, at the time delivered; or (y) if transmitted by facsimile, at the time when receipt is confirmed by the sending facsimile machine.

     If to Buyer, MJI or PBI, to:

     Cumulus Media Inc.
     3235 Piedmont Road
     Building 14, Floor 4
     Atlanta, Georgia 30305
     Attention: President
     Phone: 404-949-0700
     Facsimile: 404-443-0742

     with a copy to:

    Prior to December 31, 2002:                   From January 1, 2003
    Gardner, Carton & Douglas                     Gardner, Carton & Douglas
    321 North Clark Street, Suite 3300            191 N. Wacker Drive, Suite 3700
    Chicago, Illinois 60610                       Chicago, Illinois 60601
    Attention: Mr. Robert J. Wilczek              Attention: Mr. Robert J. Wilczek
    Phone: 312-245-8424                           Phone: 312-245-8424
    Facsimile: 312-644-3381                       Facsimile: 312-644-3381

     Jones, Day, Reavis & Pogue
     3500 Sun Trust Plaza
     303 Peachtree Street
     Atlanta, Georgia 30308-3242
     Attention: John E. Zamer
     Phone: 404-521-3939
     Facsimile: 404-581-8330

     If to Seller, Phoenix, or Mt. Juliet, to:

     DBBC, L.L.C.
     10 Music Circle East
     Nashville, Tennessee 37203
     Attention: Lewis W. Dickey, Jr.
     Phone: 615-321-1067
     Facsimile: 615-321-5808

     with a copy to:

     Dickstein, Shapiro, Morin & Oshinsky, LLP
     2101 L Street, N.W.
     Washington, DC 20037-1526
     Attention: Mr. Lewis J. Paper
     Phone: 202-828-2265
     Facsimile: 202-887-0689

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with the provisions of this Section 12.1.

     12.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding any of the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents ("Confidential Information"), and, in the event the transactions contemplated hereby shall not be consummated, each party will return to such other parties all copies of Confidential Information which have been furnished in connection therewith. Confidential Information shall not be communicated to any third Person (other than the parties' respective counsel, accountants, financial advisors, or environmental consultants). No party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed transaction. Notwithstanding the foregoing, after the Closing, Buyer may use or disclose any Confidential Information related to Seller, the Merged Companies or Phoenix of Hendersonville. The obligation of each party to treat Confidential Information in confidence shall not apply to any Confidential Information which (i) is or becomes available to such party from a source other than such party, so long as such source is not under any obligation to treat the Confidential Information confidentially, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems disclosure necessary to obtain any of the consents or approvals contemplated hereby.

     12.3. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents and agreements delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior written or oral agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto. Notwithstanding the foregoing, until ten (10) days prior to the Closing Date, Seller may amend the Disclosure Schedules attached hereto to reflect only changes and developments arising after the date hereof that, individually or in the aggregate, do not or will not reasonably be expected to adversely affect the value to Buyer of the Business or results of operations of the Business in any material manner.

     12.4.  Successors and Assigns.

     (a) The rights of the parties under this Agreement shall not be assignable without the written consent of the other parties, except that some or all of the rights of Buyer under this Agreement may be assigned, without the consent of the Seller, to any Affiliate of Buyer, provided that (i) the assignee shall assume in writing all of Buyer's obligations to Seller hereunder, and (ii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment, but shall continue to be obligated hereunder jointly and severally with the assignee.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger (including successive mergers) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than Gardner, Carton & Douglas, Counsel to Buyer, pursuant to Section 9.8, and the parties and successors and assigns permitted by this Section 12.4 any right, remedy or claim under or by reason of this Agreement.

     12.5.  Interpretation.

     (a) Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein.

     (b) This Agreement and the Schedules and Exhibits hereto have been mutually prepared, negotiated and drafted by each of the parties hereto and thereto. The parties agree that the terms of this Agreement shall be construed and interpreted against each party in the same manner and that no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement.

     12.6. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, only pursuant to a written action by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     12.7. Expenses. Subject to the provisions of Article 10, in the event that the transactions provided for in this Agreement are not consummated, each party hereto will pay its own costs and expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of its counsel, financial advisors, and accountants, with the exception set forth in Section 8.3. Any license, transfer or other fees required to be paid to any Person to transfer to Buyer the right to use, operate or enjoy the Business, the Purchased Assets or the Merged Companies in the manner currently used by Seller, the Merged Companies or Phoenix of Hendersonville shall be borne by Buyer. Any fees assessed by the FCC in connection with the filings contemplated hereby shall be paid by Buyer.

     12.8. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     12.9. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

     12.10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of law provisions which may direct the application of the laws of another jurisdiction.

     12.11. Submission to Jurisdiction; Specific Performance. The Seller and Buyer hereby: (a) agree that any Action arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby shall be filed and shall proceed exclusively in the United States District Court for the Northern District of Georgia; (b) irrevocably consent to jurisdiction in such courts; and (c) waive any and all objections to jurisdiction in such courts that they may have under the federal or state laws of the United States. Seller agrees that, if Seller refuses to close the transactions contemplated by this Agreement in breach of this Agreement, in addition to any other remedies available to Buyer, Buyer shall be entitled to specific performance of this Agreement.

     12.12. Further Assurances. On the Closing Date, Seller shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Purchased Assets and the Merged Companies, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets, the Merged Companies and Phoenix of Hendersonville. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, the Merged Companies and Phoenix of Hendersonville, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third Persons which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third Person thereto would constitute a breach thereof.

     12.13. Access to Records after Closing. For a period of five (5) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of Seller transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of Seller prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice, during the Stations' normal business hours and shall not constitute Seller exercising control over the Stations under FCC rules, regulations or guidelines. The Seller shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 12.13. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such five (5) year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select. At the expiration of such five (5) year period, Seller shall have a reasonable opportunity, at Seller's expense, to segregate and copy such books and records as it may elect.

     12.14. Survival of Covenants and Agreements. Notwithstanding anything to the contrary contained herein, the obligations of the parties under Sections 9.2, 9.3(b), (c), (d), (f), (g), 9.4, 11, 12.4, 12.7, 12.12 and 12.13 shall survive the Closing.

     12.15. Actions of Buyer. Any actions required or capable of being taken by Buyer with respect hereto may only be taken by action of, or upon the authorization of, the Special Committee of the Board of Directors of Buyer created by the resolution of the Board of Directors of Buyer dated July 2, 2001.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                          BUYER:

                                          CUMULUS MEDIA INC.

                                          By:     /s/ MARTIN R. GAUSVIK
                                            ------------------------------------
                                          Name: Martin R. Gausvik
                                              ----------------------------------
                                          Title: Executive Vice President, Chief
                                                 Financial Officer and Treasurer
                                             -----------------------------------

                                          MT. JULIET INC.

                                          By:     /s/ MARTIN R. GAUSVIK
                                            ------------------------------------
                                          Name: Martin R. Gausvik
                                              ----------------------------------
                                          Title: Executive Vice President, Chief
                                                 Financial Officer and Treasurer
                                             -----------------------------------

                                          PHOENIX BROADCASTING INC.

                                          By:     /s/ MARTIN R. GAUSVIK
                                            ------------------------------------
                                          Name: Martin R. Gausvik
                                              ----------------------------------
                                          Title: Executive Vice President, Chief
                                                 Financial Officer and Treasurer
                                             -----------------------------------

                                          SELLER:

                                          DBBC, L.L.C.

                                          By:   /s/ LEWIS W. DICKEY, JR.
                                            ------------------------------------
                                          Name: Lewis W. Dickey, Jr.
                                              ----------------------------------
                                          Title: President
                                             -----------------------------------

                                         PHOENIX COMMUNICATIONS GROUP, INC.

                                          By:    /s/ LEWIS W. DICKEY, JR.
                                              ----------------------------------
                                          Name: Lewis W. Dickey, Jr.
                                              ----------------------------------
                                          Title: President
                                             -----------------------------------

                                          MT. JULIET BROADCASTING, INC.

                                          By:   /s/ LEWIS W. DICKEY, JR.
                                            ------------------------------------
                                          Name: Lewis W. Dickey, Jr.
                                              ----------------------------------
                                          Title: President
                                             -----------------------------------